SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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STANCORP FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 23, 2010

Fellow Shareholder:

It is my pleasure to invite you to join me and the Board of Directors at the 2010 Annual Meeting of Shareholders of StanCorp Financial Group, Inc., on Monday, May 3, 2010. The meeting will take place at 11:00 a.m. Pacific time at the Hilton Portland Executive Tower, located at 545 SW Taylor Street in Portland, Oregon.

Information regarding the business to be conducted at the meeting is contained in the attached Notice of Annual Meeting and Proxy Statement. We will also present a report on our 2009 operations at the meeting.

Jerome J. Meyer is retiring from the Board this year and we are grateful for his many years of dedicated service. We were also saddened by the passing of Ralph Peterson in September 2009. Ralph served on the Board since its inception and was a source of keen insight and wisdom.

We are very pleased that J. Greg Ness, Duane C. McDougall and George J. Puentes are new nominees for the Board this year.

Shareholders of record can vote their shares by mail, telephone, or over the Internet. For instructions on voting by each of these methods, please refer to the notice or the proxy card. A vote by telephone or over the Internet must be received by 11:59 p.m. Eastern time on May 2, 2010. A mailed proxy card must be received prior to the Annual Meeting.

On behalf of the entire Board of Directors, I encourage you to vote your proxy either in person or via one of the other methods available so that your shares can be represented at the Annual Meeting.

Sincerely,

ERIC E. PARSONS
Chairman

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of StanCorp Financial Group, Inc., an Oregon corporation, will be held May 3, 2010 at 11:00 a.m. Pacific time at the Hilton Portland Executive Tower, 545 SW Taylor Street, Portland, Oregon, for the following purposes:

1.	Election of four Class II Directors and one Class III Director;

2.	Proposal to Ratify Appointment of Independent Registered Public Accounting Firm;

3.	Proposal to Amend the Articles of Incorporation of the Company to provide for majority voting in uncontested elections of directors;

4.	To transact any other business that may properly come before the shareholders at the Annual Meeting.

The close of business on March 2, 2010 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the StanCorp Financial Group, Inc. 2010 Annual Meeting of Shareholders to Be Held on May 3, 2010:

Securities and Exchange Commission rules now allow companies to furnish proxy materials to shareholders over the Internet and the Company has elected to deliver proxy materials to our shareholders over the Internet. On March 23, 2010, we mailed to our shareholders a “Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Monday, May 3, 2010,” containing instructions on how to access our 2010 Proxy Statement and 2009 Form 10-K.

The Proxy Statement and the 2009 Form 10-K are available at http://www.proxyvoting.com/SFG

There are four different ways to vote your shares:

By Internet: You may submit a proxy or voting instructions over the Internet by following the instructions at http://www.proxyvoting.com/sfg.

By Telephone: You may submit a proxy or voting instructions by calling (866) 540-5760 and following the instructions.

By Mail: If you received your proxy materials via U.S. mail, you may complete, sign and return the accompanying proxy and voting instructions card in the postage-paid envelope provided.

In Person: If you are a shareholder as of the record date, you may vote in person at the meeting. If you attend the meeting and intend to vote in person, please notify our personnel of your intent as you sign in for the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Holley Y. Franklin Corporate Secretary

March 23, 2010

STANCORP FINANCIAL GROUP, INC.

1100 SW Sixth Avenue

Portland, Oregon 97204

PROXY STATEMENT

I.    GENERAL INFORMATION

This Proxy Statement concerns the Annual Meeting of Shareholders of StanCorp Financial Group, Inc. (“StanCorp,” the “Company,” “we,” “us,” “our”) to be held on May 3, 2010 (“Annual Meeting”). The Annual Meeting will be held at 11:00 a.m. Pacific time at the Hilton Portland Executive Tower, 545 SW Taylor Street, Portland, Oregon. Our shares of common stock trade on the New York Stock Exchange Euronext (“NYSE Euronext”) under the ticker symbol “SFG.” We have only one outstanding class of common stock that is eligible to vote. As of March 2, 2010 (the “Record Date”), we had                      outstanding shares of common stock (“Common Stock”).

On behalf of the Board of Directors (the “Board”), the Company is soliciting your proxy for use at the Annual Meeting and at any adjournment of the meeting.

Voting Rights

Each share of our Common Stock is entitled to one vote on each proposal and with respect to each director position to be filled. There is no cumulative voting. To be eligible to vote on matters coming before the Annual Meeting, you must own our Common Stock on the record date. The Board has set the record date as the close of our business day on the Record Date. Your ability to vote by telephone or by the Internet will close at 11:59 p.m. Eastern time on May 2, 2010. If you choose to vote by mail, we must receive your proxy card prior to the Annual Meeting.

Voting by Proxy

The Company is soliciting a proxy from you on behalf of its Board of Directors. The proxy holder(s), the person(s) designated in the proxy to cast your vote, also known as “proxies,” will vote your shares according to your instructions. If you return your proxy signed, but without directions, the proxy holders will vote your shares in accordance with the recommendations of our Board with regard to Items 1, 2 and 3. If other matters come before the Annual Meeting that require a shareholder vote, the proxy holder will vote your shares in accordance with the recommendation of the Board.

You have the right to revoke your proxy at any time up to the time your shares are voted. You have three ways to revoke your proxy. First, you may do so in writing. Please send your revocation to our Corporate Secretary, P12B, StanCorp Financial Group, Inc., P. O. Box 711, Portland, OR 97207. Your written revocation must be received by April 30, 2010. Second, you can cast another valid proxy in writing, by telephone or over the Internet. Your vote will be cast in accordance with the latest valid proxy we have received from you. Third, you can revoke your proxy by voting in person at the Annual Meeting. If you choose to vote in person, please let our personnel know that you are revoking a previously given proxy and are now voting in person.

Votes Required

Pursuant to Oregon law, our Articles of Incorporation and our Bylaws, the election of nominees to our Board at the Annual Meeting requires a quorum. After achieving a quorum, the nominees receiving the highest number of votes cast in each class will be elected. For a proposal to pass at the Annual Meeting, the meeting must have a quorum and the proposal must receive more votes in its favor than were cast against it. Broker non-votes and abstentions will be treated as if the shares were present at the Annual Meeting, but not voting.

Cost of Proxy Solicitation

We pay the cost of soliciting proxies. Our directors, officers or employees may solicit proxies on our behalf in person or by telephone, facsimile or other electronic means. We have also engaged the firm of Georgeson Inc. to assist us in the distribution and solicitation of proxies. We have agreed to pay Georgeson Inc. a fee of $6,000 plus expenses for their services.

In accordance with the regulations of the Securities and Exchange Commission (“SEC”) and the NYSE Euronext, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of StanCorp Common Stock.

II.    MATTERS TO BE VOTED UPON

1.    Election of Directors

StanCorp’s business, property and affairs are managed under the direction of the Board of Directors. The Board is comprised of 13 directors divided into three approximately equal classes. Each of these classes serves a three-year term in office. At this Annual Meeting, shareholders will be requested to elect four Class II directors for a three-year term and one Class III director for a one-year term. Class II currently consists of five directors, two of whom have agreed to stand for re-election and two of whom are standing for election as first-time nominees. We were saddened to lose Ralph R. Peterson, a Class II director, this year. One Class II director, Jerome J. Meyer, will reach mandatory retirement age with the 2010 Annual Meeting, at which time the Board intends to reduce the number of directors to 12. The Board and management thank Mr. Meyer for his many years of dedicated service to the Company.

J. Greg Ness, current President & CEO, was elected to the Board in May 2009 and is a nominee for election as a Class III director at the 2010 Annual Meeting. Mr. Ness has served in a variety of ever increasing leadership roles since joining the Company in 1979 including serving as President & Chief Operating Officer since 2008 and prior to that as Senior Vice President of both the Insurance Services Group and the Asset Management Group at different times in his long career with the Company.

George J. Puentes was first elected a director by the Board in October 2009, effective November 1, 2009 and is a nominee for re-election as a Class II director at the 2010 Annual Meeting. Mr. Puentes was recommended as a candidate by an independent director and was chosen by the Board from among the pool of eligible candidates based on his many years of leadership and entrepreneurial business development experience as President of Don Pancho Authentic Mexican Foods, located in Salem, Oregon, which he founded in 1979. In making their selection, the Board also considered Mr. Puentes’ financial, human resource and marketing skills, retail market expertise, service on other public company boards of directors, and his long-standing commitment to community service.

Duane C. McDougall was first elected a director by the Board in October 2009, effective December 1, 2009 and is a nominee for re-election as a Class II director at the 2010 Annual Meeting. Mr. McDougall was recommended as a candidate by one of our non-management directors and was chosen by the Board from among the pool of eligible candidates based on his many years of experience as CEO and other executive leadership positions during his 22-year tenure with Willamette Industries, Inc., and his strong financial expertise, along with human resource and government expertise and service on other public company boards of directors.

Votes may not be cast for a greater number of director nominees than five.

Board members of the Company also serve on the Board of Directors of our principal subsidiary, Standard Insurance Company. Our directors serve on the same board committees of Standard Insurance Company as they do for StanCorp.

The StanCorp Corporate Governance Guidelines include a majority vote standard for the election of directors whereby any nominee for director in an uncontested election as to whom a majority of shares are designated to be “withheld” from his or her election will promptly tender his or her resignation to the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee will recommend to the Board the action to be taken with respect to such offer of resignation. After extensive deliberation regarding optimum corporate governance and providing shareholders a meaningful role in the election of Directors, the Board decided to reinforce these principles by recommending that a majority vote standard for uncontested elections be placed in the Articles of Incorporation, which is included as Proposal 3 in this proxy statement.

Directors in Classes

We have set forth below information, as of December 31, 2009, about each nominee and continuing director. This information includes the director’s age, positions held with us, principal occupation, business history for at least the last ten years, committees of our Board on which the director serves, and other corporate directorships held.

Name	Age	Director Since(1)	Position Held	Term Expires
Class I
Virginia L. Anderson	62	1989	Director	2012
Stanley R. Fallis	69	2006	Director	2012
Peter O. Kohler, M.D.	71	1990	Director	2012
Eric E. Parsons	61	2002	Chairman	2012

Class II
Duane C. McDougall	57	2009	Director	2010
George J. Puentes	62	2009	Director	2010
E. Kay Stepp	64	1997	Director	2010
Michael G. Thorne	69	1992	Lead Director	2010

Class III
Frederick W. Buckman	62	1996	Director	2011
J. Greg Ness	52	2009	Director	2011
Mary F. Sammons	63	2008	Director	2011
Ronald E. Timpe	69	1993	Director	2011

(1)	Directors elected prior to 1999 served on the Board of Directors of Standard Insurance Company, and became directors of StanCorp Financial Group, Inc. during the reorganization in 1999.

Nominees for Election at the Annual Meeting

The Board has proposed the following individuals for election as Class II directors: Duane C. McDougall, George J. Puentes, E. Kay Stepp, and Michael G. Thorne, all of whom are current directors. In addition, the Board of Directors has proposed J. Greg Ness as a Class III Director and Mr. Ness has agreed to stand for election as a Class III Director to equalize the classes. If elected, Class II directors will serve a three-year term of office to expire at the Annual Meeting of Shareholders in 2013 and until their successors are elected and qualified. If elected, Mr. Ness will serve a one-year term of office to expire at the 2011 Annual Meeting. Each nominee for election qualifies as an independent director under applicable NYSE Euronext rules, except for J. Greg Ness, current President & CEO.

If any nominee should become unable to serve, the proxy holder will vote for the person or persons the Board recommends, if any.

Business History, Qualifications, Skills and Expertise of Nominees for Election

Duane C. McDougall.    Mr. McDougall served as President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, Mr. McDougall served as Chief Accounting Officer and in other positions during his 22-year tenure with Willamette Industries, Inc. He serves as Chairman of the Board of Boise Cascade LLC, and is a Director and audit committee chair of The Greenbrier Companies, Inc., West Coast Bancorp and Cascade Corporation. The Board of Directors has determined that Mr. McDougall’s simultaneous service on the audit committees of three other companies will not impair his ability to serve on our Audit Committee. Mr. McDougall’s qualifications, skills and expertise as a first-time nominee for service on the Board are discussed above.

J. Greg Ness.    Mr. Ness has been President and Chief Executive Officer of StanCorp and our principal subsidiary, Standard Insurance Company since July 2009. He previously served as President and Chief Operating Officer beginning in September 2008. Prior to his appointment as President, Mr. Ness served in a variety of positions since 1979, including Senior Vice President of the Insurance Services Group, Senior Vice President of Investments, President of StanCorp Mortgage Investors, LLC and StanCorp Investment Advisers, Vice President and Corporate Secretary, and Vice President of retirement plans sales and marketing. Mr. Ness’s long history of service to the Company in many different arenas gives him a depth and breadth of experience that is an essential component of the profile that the Nominating & Corporate Governance Committee seeks in recommending director candidates.

George J. Puentes.    From 1979 through 2009, Mr. Puentes served as President of Don Pancho Authentic Mexican Foods of Salem, Oregon, and currently serves as Advisor to the President. He is a director of Northwest Natural Gas Company, and served on the board of directors of the Federal Reserve Bank of San Francisco, Portland branch. Mr. Puentes’ qualifications, skills and expertise as a first-time nominee for service on the Board are discussed above.

E. Kay Stepp.    From 1994 to 2002, Ms. Stepp was Principal and Owner of Executive Solutions, a management consulting firm in Portland, Oregon. From 1989 to 1992, Ms. Stepp was President and Chief Operating Officer of Portland General Electric, (“PGE”) a Portland, Oregon utility company. From 1978 to 1989, Ms. Stepp held various executive positions at PGE. Ms. Stepp is Chair of the Corporate Board of Providence Health & Services and also serves as a director of Planar Systems, Inc. and Franklin Covey Co. She currently serves as Chair of the Organization & Compensation Committee of both of those Boards. She is a former director of the Federal Reserve Bank of San Francisco. Ms. Stepp received a BA from Stanford University and an MA from the University of Portland. Ms. Stepp brings a breadth of executive and governance experience to the board. Her past executive leadership roles in human resources, marketing, information technology and operations; her work as an executive coach to senior executives; and her service on diverse public and private company boards in the financial, retail, technology, manufacturing, services and consulting sectors make her an excellent member of our board.

Michael G. Thorne.    From January 2002 to October 2004, Mr. Thorne was Director and Chief Executive Officer of the Washington State Ferry System located in Seattle, Washington. From 1991 to 2001, Mr. Thorne was Executive Director of the Port of Portland, a regional port authority responsible for ownership and management of marine terminals, airports and business parks, located in Portland, Oregon. From 1973 to 1991, Mr. Thorne served in the Oregon Legislature. He maintains an active ownership and management interest in the

Thorne family farm near Pendleton, Oregon. Mr. Thorne’s considerable government and regulatory experience, combined with his background as a CEO and leadership role in business development make him an ideal Lead Director and continuing member of our Board.

Our Board of Directors recommends a vote FOR the election

of the above nominees as directors.

Business History, Experience, Skills and Qualifications of Continuing Directors

Virginia L. Anderson.    From May 2007 through November 2008, Ms. Anderson was President of the Safeco Insurance Foundation, a private charitable foundation established by Safeco Insurance in Seattle, Washington. From 1988 to April 2006, Ms. Anderson was the Director of the Seattle Center, a 74-acre, 31-facility urban civic center, located in Seattle, Washington. Previously, Ms. Anderson spent ten years at Cornerstone Development Company, a Seattle real estate and property management firm, where she served as senior vice president of several key divisions. She has served on multiple corporate and civic boards, including Washington Energy Company, U.S. Bank of Washington, United Way of King County Annual Campaign and the University of Washington Foundation. Ms. Anderson received a BA from Southern Connecticut State University and a Master of Public Administration from the University of Washington. Ms. Anderson’s many years of experience as Director of the Seattle Center, her real estate and property management experience, service on other company boards and her civic contributions make her a valued contributor to the Board and a prime example of the Board’s goal of retaining members with a breadth of experience.

Frederick W. Buckman.    Since March 2009, Mr. Buckman has been President, Power Group, of The Shaw Power Group, Inc., a provider of engineering, design, construction, and maintenance services to government and private-sector clients in the energy, environmental, infrastructure, and emergency response markets. From 2007 to 2009 Mr. Buckman was Managing Partner, Utilities, of Brookfield Asset Management, a global asset manager focused on property, power and other infrastructure assets. From 1999 to 2006, Mr. Buckman served as Chairman of Trans-Elect, Inc., an independent company engaged in the ownership and management of electric transmission systems. Mr. Buckman is also President of Frederick Buckman, Inc., a consulting firm located in Portland, Oregon and from 1994 to 1998 served as President, Chief Executive Officer and director of PacifiCorp, a holding company of diversified businesses, including an electric utility, based in Portland, Oregon. Mr. Buckman brings his extensive history as CEO, Chairman and his other executive responsibilities to the Board, and his demonstrated management ability at senior levels allows him to provide critical insight into the operational aspects of our Company.

Stanley R. Fallis.    From 1994 to 1999, Mr. Fallis was the Chair and Chief Executive Officer of Everen Clearing Corporation, a securities execution and clearing company, and the Senior Executive Vice President and Chief Administrative Officer for Everen Securities, Inc., a national full service brokerage firm. From 2001 until 2008 Mr. Fallis served as a director of Hines Horticulture, Inc., then one of the largest commercial nursery operations in North America, and served as chair of the firm’s audit committee from 2001 to 2008. Mr. Fallis received a BS from the University of Idaho and an MBA from the University of Utah. Mr. Fallis’ leadership experience in the financial services industry and as audit chair of a public corporation make him a valuable leader of our Audit Committee.

Peter O. Kohler, MD.    Since 2007, Dr. Kohler has been Vice Chancellor of the University of Arkansas for Medical Sciences-NW. From 1988 to September 2006, Dr. Kohler was President of Oregon Health & Science University ("OHSU"), located in Portland, Oregon, and is now President emeritus of that institution. He also served as a director of the Portland Branch of the Federal Reserve Bank of San Francisco through December 2006. Dr. Kohler is Chair of the Organization & Compensation Committee and serves on the Nominating & Corporate Governance Committee. Dr. Kohler brings his experience in leading large institutions to the Board and contributes his regulatory and organizational expertise as Chair of the Organization & Compensation Committee.

Eric E. Parsons.    Mr. Parsons was Chief Executive Officer of StanCorp and our principal subsidiary, Standard Insurance Company from 2003 through June 2009. From 2003 to September 2008, Mr. Parsons also served as President of both entities. Prior to his appointment as President and CEO, Mr. Parsons was President and Chief Operating Officer of StanCorp and Standard Insurance Company in 2002. Prior to May 2002, he served as Chief Financial Officer and previously held management positions in finance, investments, mortgage loans and real estate. Mr. Parsons serves as Chairman of the Board. Mr. Parsons’ long history as an executive in various divisions of our Company and as President & CEO of Standard Insurance Company provide the in-depth knowledge of our operations and the depth of experience needed for service as Chairman of the Board.

Mary F. Sammons.    Since June 2007, Ms. Sammons has been Chairman and Chief Executive Officer of Rite Aid Corporation. From December 1999 to September 2008, Ms. Sammons also served as President of Rite Aid Corporation. She has been a member of Rite Aid's Board of Directors since 1999 and Chief Executive Officer since 2003. From January 1998 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., and from 1980-1998, she served in various senior executive positions for Fred Meyer. Ms. Sammons brings a unique perspective to our Board through her extensive retail, marketing and operational experience. Her extensive CEO and senior executive experience allow her to provide valuable insight into Company financial operations and business issues facing the Company.

Ronald E. Timpe.    From 1998 to May 2004, Mr. Timpe was Chairman of the Board of Directors of StanCorp and our principal subsidiary, Standard Insurance Company. From 1994 until 2003, Mr. Timpe served as President and Chief Executive Officer of Standard Insurance Company and, upon its formation in 1998, StanCorp Financial Group, Inc. Mr. Timpe joined Standard Insurance Company as an assistant actuary in 1968 and subsequently served as Assistant Vice President and Actuary, Individual Insurance; Vice President, Group Pensions; and Senior Vice President, Group Insurance and Corporate Financial Services. Mr. Timpe’s extensive history with Standard Insurance Company beginning in 1968 make him an ideal candidate to carefully examine Company operations and financial issues and provide insight into the Company’s overall strategy. His in-depth knowledge of the insurance and retirement plans industries make him a valued member of our Board of Directors who provides critical input relevant to decisions made by the Board.

2.	Proposal to Ratify Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche USA LLP (“Deloitte & Touche”) as independent auditors for the year 2010. Although not required, our Board is requesting ratification by our shareholders of this appointment. If ratification is not obtained, the Audit Committee will reconsider the appointment.

We have been advised that representatives of Deloitte & Touche will be present at the Annual Meeting. They will be afforded the opportunity to make a statement, and to respond to appropriate questions.

The aggregate fees billed by Deloitte & Touche for professional services rendered for the years 2009 and 2008 were as follows:

	2009	2008
Audit Fees	$1,707,000	$1,657,000
Audit-Related Fees	255,000	240,000
Tax Fees	50,000	—
All Other Fees	—	—

Total	$2,012,000	$1,897,000

Audit fees were paid for audits of the financial statements and internal controls of the Company and its subsidiaries, and review of its quarterly financial statements. Audit-related fees were paid for audit of the Company’s employee benefit plans, a report on the procedures of the Retirement Plans Division (per Statement on Auditing Standards No. 70), and audits of certain real estate operating expenses. Tax fees include assistance with tax return preparation, tax planning, and other tax related services.

The Audit Committee has established a policy under which all services performed by the independent auditors must be approved in advance by the Audit Committee or, if such pre-approval of a particular activity is not feasible, by the Chair of the Audit Committee.

Our Board of Directors recommends a vote FOR Ratification of Deloitte & Touche as the Company’s Independent Registered Public Accounting Firm for 2010.

3.	Proposal to Amend the Articles of Incorporation to provide for majority voting in uncontested elections of directors

StanCorp is committed to effective and transparent corporate governance practices, and to providing shareholders a meaningful role in the election of Directors. Under Oregon law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. A standard other than a plurality, such as a majority vote standard, may only be used if it is specified in the Articles of Incorporation. In 2007, we adopted a majority vote standard in our Corporate Governance Guidelines, which states that a Director who received more “withhold” votes than “for” votes must tender his or her resignation for consideration by StanCorp’s Board of Directors notwithstanding his or her election by a plurality vote. Since the adoption of our current standard, the Nominating & Corporate Governance Committee and the Board have continued to study shareholder voting issues and have monitored the evolving debate on best practices among governance experts, companies and investors.

After consideration of these issues, and upon recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has determined to reinforce these principles by recommending that a majority vote standard for uncontested elections be placed in the Company’s Articles of Incorporation. The Board therefore has approved and recommends shareholder approval of an amendment to the Company’s Articles of Incorporation to provide for a majority vote standard for uncontested elections of Directors.

Under the proposed amendment, a Director nominee will be elected at a shareholder meeting for the election of directors if the number of votes cast “for” the nominee exceeds the number of votes cast “against” the nominee. An “abstain” vote will have no effect on the outcome of the election but will be counted for purposes of determining whether a quorum is present at the shareholder meeting. For contested elections in which there are more director candidates than director positions to be filled, the voting standard will continue to be plurality of votes cast. Under Oregon law and the Articles of Incorporation, an incumbent Director nominee who is not re-elected continues to serve on the Board until his or her successor is elected and qualified. As such, if the proposed amendment is adopted, the Company will retain its current resignation policy to deal with the status of any such incumbent Director who fails to be re-elected. The proposed amendment adds a new Article 11 to the Company’s Articles of Incorporation and reads as follows:

“ARTICLE 11

Election of Directors

Except as otherwise required by these Articles, in any election of directors of the Corporation at a meeting of shareholders at which a quorum is present, each director shall be elected if the number of votes cast “for”

the director exceeds the number of votes cast “against” the director, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.”

If the Amendment is approved by StanCorp shareholders, it will become effective upon the filing of Articles of Amendment to the Company’s Articles of Incorporation with the Oregon Corporation Division. The Company would make such a filing promptly after approval of the proposal at the Annual Meeting. The new standard would then be applicable to the election of Directors at the 2011 Annual Meeting of Shareholders. In addition, if this amendment is approved, the proxy card for the 2011 Annual Meeting would be modified such that shareholders would be able to vote “for” or “against”, or to “abstain” from voting with respect to, each Director. Currently, the proxy card allows shareholders to either vote “for” a director or to “withhold authority” for voting for such Director.

Our Board of Directors recommends a vote “FOR” the proposal to amend the Articles of

Incorporation to provide for majority voting in uncontested elections of directors.

4.	Other Matters

Our Board knows of no other matters to be brought before the Annual Meeting. If other matters are presented, the persons named as proxies will vote on such matters as recommended by the Board.

III.    OTHER INFORMATION

Corporate Governance

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines, which are available publicly at www.stancorpfinancial.com or upon written request of our Corporate Secretary, set forth the principles by which the Board manages the affairs of the Company. Among other principles, the Corporate Governance Guidelines specify director qualifications and independence standards, new director selection practices, responsibilities of board members, compensation and the annual Board performance evaluation process. The Nominating & Corporate Governance Committee reviews the Guidelines on at least an annual basis.

Director Independence

Our Board is comprised of a majority of directors who qualify as independent under the NYSE Euronext listing standards. The Board reviews annually any relationship that each director has with the Company (either directly, or as a partner, shareholder, officer or an employee of an organization with which the Company does business or makes charitable contributions). The Board’s review includes a qualitative and quantitative assessment of any relationships from the perspective of both the director and the Company. Following such annual review, only those directors whom the Board affirmatively determines have no material relationship with the Company are considered independent.

Under NYSE Euronext standards, each current director is independent except for Chairman, Eric E. Parsons and President & CEO, J. Greg Ness.

Board Leadership

Our Board places emphasis on independent Board leadership and we have had a lead independent director since 2003. Our Lead Director provides leadership and counsel to the independent directors with an emphasis on the appropriate roles and responsibilities of the independent directors. He enhances the effective functioning of the independent directors by facilitating communications and collaboration between and among them. In conjunction with the Chairman of the Board, he provides leadership to the Board in reviewing and deciding upon matters that exert major influence on the manner in which the corporation’s business is conducted. He acts in a general advisory capacity to the Board of Directors in all matters concerning Board governance, activities, operations and performance, and performs such duties as may be conferred by law or assigned by the Board.

In July 2009, our Board separated the Chairman and CEO positions as Eric E. Parsons became a non-employee Chairman of the Board. As Chairman of the Board, Mr. Parsons presides at regular and special meetings of the Board of Directors, other than Executive Sessions. He provides leadership to the Board in conjunction with the Lead Director, and acts in a general advisory capacity to the chief executive officer on matters concerning the interests and management of the corporation and performs such duties as may be conferred by law or assigned by the CEO or the Board.

Board Oversight of Company Risk Management

Our Board of Directors implements its risk oversight role by receiving and analyzing reports from management at each regular meeting on a wide variety of matters that may impact the Company’s assessment or acceptance of risk. The full Board or a committee of the Board receives these reports from the member of management with direct authority over the relevant matter or risk mitigation strategy. When a committee receives such reports, the committee chair reports on the substance of the matter and the committee’s analysis of management’s report to the full Board. Matters regularly reported on to the Board or a committee thereof include financial reporting, capital structure, legal matters, internal controls, compensation practices, incentives, and business operations.

The assumption of risk is inherent in many of the Company’s businesses, and management dedicates substantial time and resources to ensuring appropriate processes and controls exist for those businesses. Management is primarily responsible for assessing business risks and for implementing appropriate controls over risk and financial reporting.

In tandem with other committees of the Board, the Audit Committee oversees management’s effectiveness in assessing and controlling risk. This responsibility is documented in the Committee’s charter, which is available at www.stancorpfinancial.com. The Committee is also responsible for providing independent review and oversight of the Company’s financial reporting process and internal controls, and assisting the full Board in overseeing the integrity of the Company’s financial statements. The Audit Committee receives reports at each regular meeting from management, including the Vice President of Internal Audit and the Vice President and Corporate Actuary. The Audit Committee reports on its findings to the full Board at each regularly scheduled meeting.

The Organization & Compensation Committee, charged with overseeing and approving executive compensation, routinely reviews the executive compensation program to ensure that incentives do not present inappropriate risk and are aligned with shareholder interests. In particular, the Organization & Compensation Committee pays considerable attention each year to balancing short and long-term compensation and incentives in a manner that encourages achievement of our publicly-stated long term goals as an organization.

The Finance & Operations Committee is responsible for oversight of the Company’s capital structure and business operations, which includes oversight of the Company’s financial and operational plans, budgets, strategic initiatives, and capital adequacy of our insurance subsidiaries. The Finance & Operations Committee also provides oversight regarding significant product development and distribution channels.

Committees of the Board

Our Board has four committees, the functions of which are discussed below. Each of these committees has a written charter. Charters for the Audit, Nominating & Corporate Governance and Organization & Compensation Committees are available on the Company’s web site, www.stancorpfinancial.com. Printed copies of these documents are available upon request of our Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, Oregon 97207.

Audit Committee.    The Audit Committee met eight times in 2009. It is the responsibility of the Audit Committee to: provide independent review and oversight of the Company’s accounting and financial reporting processes and internal controls; oversee the independent registered public accountant’s appointment, compensation, qualifications, independence and performance; and assist Board oversight of the integrity of the Company’s financial statements, assessment and management of Company risks, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal auditors.

The Board has determined that Stanley R. Fallis, Chair of the Audit Committee, meets the qualifications of and has been designated as the “audit committee financial expert” in accordance with the requirements of applicable SEC rules. The Board also has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under applicable NYSE Euronext and SEC rules. For additional information concerning the Audit Committee’s responsibilities, see the Report of the Audit Committee below.

Finance & Operations Committee.    The Finance and Operations Committee met four times in 2009. It is the responsibility of the Finance and Operations Committee to: oversee the maintenance of an appropriate capital structure; review operational plans and budgets; assess operational performance against publicly stated targets; and monitor the Company’s investment operations.

Nominating & Corporate Governance Committee.    The Nominating & Corporate Governance Committee met six times in 2009. It is the responsibility of the Nominating & Corporate Governance Committee to: review the organization and structure of the Board; review the qualifications of and recommend candidates for the Board and its committees; review Board compensation; oversee CEO succession planning; review the effectiveness of the Board; and oversee the ethics and compliance programs.

Organization & Compensation Committee.    The Organization & Compensation Committee met five times in 2009. It is the responsibility of the Organization & Compensation Committee to: review executive compensation and recommend changes, as appropriate; monitor the performance of the CEO; oversee senior executive succession planning; oversee stock option and stock purchase plans; and review certain organizational changes recommended by the CEO.

Committee Memberships

Director	Audit Committee	Finance & Operations Committee	Nominating & Corporate Governance Committee	Organization & Compensation Committee
Virginia L. Anderson		☑		☑

Frederick W. Buckman	☑	☑

Stanley R. Fallis	Chair		☑

Peter O. Kohler, M.D.			☑	Chair

Duane C. McDougall	☑		☑

Jerome J. Meyer		Chair		☑

J. Greg Ness

Eric E. Parsons – Chairman of the Board

George J. Puentes		☑		☑

Mary F. Sammons	☑		☑

E. Kay Stepp			☑	☑

Michael G. Thorne – Lead Director			Chair	☑

Ronald E. Timpe		☑

Transactions with Related Parties

The Nominating & Corporate Governance Committee also oversees the Company’s policies governing conflicts of interest and transactions with related parties. Directors and Executive Officers are required to disclose any related party transactions, as well as any actual or apparent conflicts of interest. The Company’s legal staff first reviews all such disclosures, and also reviews annually all other external affiliations and relationships of each Executive Officer and Director.

The Company’s Related Party Transactions Policy requires approval or ratification by the Nominating & Corporate Governance Committee of any transaction exceeding $120,000 in which the Company is a participant and any related party has a material interest. Related parties include the Company’s Directors and Executive Officers and their immediate family members.

Once a related party transaction has been identified, the Committee reviews all of the relevant facts and circumstances and approves the transaction only if the transaction is found to be in, or not inconsistent with, the best interests of the Company and its shareholders. If advance Committee approval of a transaction is not feasible, the transaction is considered for ratification at the Committee’s next regularly scheduled meeting. No director or Executive Officer participates in any discussion or approval of related party transactions for which he or she is a related party. The policy generally does not require review of transactions for which disclosure is not required under SEC rules.

Board and Committee Meetings

In 2009, our full Board of Directors met 11 times, and executive sessions of the Board were held at each regular meeting. Executive sessions are chaired by the Lead Director and take place without the presence of the CEO, other officers, or directors who are not independent under applicable NYSE Euronext and Company director independence standards. Each Director attended greater than 75 percent of the aggregate number of Board meetings and meetings of committees of which he or she was a member. Our Corporate Governance Guidelines, available at www.stancorpfinancial.com, require attendance at each Annual Meeting of Shareholders. Each Director attended the 2009 Annual Meeting.

Communications with the Board of Directors

Our Board welcomes communications from shareholders and other interested parties. Shareholders and interested parties may contact the Board by writing to:

Lead Director

c/o Corporate Secretary, P12B

StanCorp Financial Group, Inc.

PO Box 711

Portland, Oregon 97207

All shareholder communications and interested party concerns will be reviewed by the Lead Director.

Director Nominations

StanCorp endeavors to maintain a Board of Directors representing a diverse spectrum of expertise, background, perspective and experience. In addition, a candidate for service on the Board of the Company should possess the following qualities:

A.	Sound judgment, good reputation and integrity, and should be a person of influence who is recognized as a leader in his/her community.

B.	A keen sense of the responsibilities of directorship and the ability to take a long-term, strategic view.

C.	The willingness and availability to attend at least 75 percent of all Board and committee meetings and to study background material in advance, and to otherwise fully perform all of the responsibilities associated with serving as a Director of the Company.

D.	An understanding of conflicts of interest and the willingness to disclose any real or potential conflict that would prevent or influence his/her acting as a Director in trust for shareholders of the Company.

E.	Be or become a shareholder of the Company. The candidate should have a positive conviction concerning the businesses of the Company, and be committed to serving the long-term interests of the Company’s shareholders.

F.	Be currently or formerly actively engaged in business, professional, educational or governmental work. Successful experience leading large organizations is preferred, as is ability, skills or experience in some or all of the following areas:

i)	Expertise in financial accounting and corporate finance.

ii)	An understanding of management trends in general.

iii)	Knowledge of the Company’s industry.

iv)	Leadership skills in motivating high-performance talent.

v)	The ability to provide strategic insight and vision.

G.	The willingness at all times to express ideas about matters under consideration at Board meetings. The candidate should have the ability to dissent without creating adversarial relations among Board members or management.

H.	The ability to meet any requirement of the Oregon Business Corporation Act and, to the extent applicable, of the Oregon Insurance Code.

I.	A reputation and a history of positions or affiliations befitting a director of a large publicly held company.

In conjunction with the Board’s annual self-assessment process, the Board considers the adequacy of the Board’s composition, including the number of directors as well as the skills, experience, expertise and other characteristics represented by the directors individually and collectively. Based upon this process the Board will determine whether the Company should add one or more additional directors. If such a determination is made, the Board will develop a pool of nominees to be considered for each additional position.

Candidate Recommendations and Identification Process

Director or Officer Recommends a Potential Candidate.    If a director or Executive Officer of the Company wishes to recommend a particular candidate for the Board, he or she will provide the Company with the name of the candidate as well as a brief description of the candidate’s current status, relevant experience and qualifications, contact information, and any other pertinent and available information. This information should be communicated in writing or verbally to the Nominating & Corporate Governance Committee Chair (“Nominating Committee Chair”).

The Nominating Committee Chair will arrange to discuss the merits of the candidate with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will determine whether to reject or add the individual to the pool of eligible candidates.

The director or Executive Officer making the nomination will be kept regularly apprised of any discussions and actions taken with respect to such nominee.

Search Firm.    The Company may elect to retain a search firm to identify potential candidates. The decision to retain a search firm shall be made by the Nominating & Corporate Governance Committee in consultation with the full Board. Any such search firm shall be formally retained by the Company’s Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee also will be responsible for reviewing and approving all fees and expenses charged by the firm.

The Nominating Committee Chair will coordinate communications with the search firm, and arrange to discuss the merits of any candidate recommended by the search firm with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

Shareholder Recommends a Potential Candidate.    In accordance with the procedures set forth below, shareholders and other interested parties may propose director candidates for consideration by the Nominating & Corporate Governance Committee. Consistent with the Nominating & Corporate Governance Committee’s procedures for screening all candidates, such nominees are expected to embody the attributes listed above. In reviewing candidates referred by shareholders or other interested parties, the Nominating & Corporate Governance Committee also will give due consideration to any desired skills, experience, expertise or other characteristics as identified by the Board in its annual self-assessment process.

Shareholders and interested parties may recommend director candidates to the Nominating & Corporate Governance Committee by writing the Company’s Corporate Secretary at P12B, StanCorp Financial Group, Inc.,

PO Box 711, Portland, Oregon 97207. Such recommendations will be accepted in the month of June of each year, and should be accompanied by the candidate’s name and information regarding his or her qualifications to serve as a director of the Company.

Following receipt of such a recommendation, the Nominating Committee Chair will coordinate necessary communications with the nominee and nominating shareholder or interested party, and arrange to review the qualifications and discuss the merits of the candidate with the Nominating & Corporate Governance Committee. This discussion may result in the formulation of a recommendation to the full Board whether to consider the candidate, follow up for more information regarding the candidate, or reject the candidate. Following discussion, the full Board will then determine whether to reject or add the individual to the pool of eligible candidates.

As set forth below in “Shareholder Nominations and Proposals for 2011,” the Company’s Bylaws also provide shareholders with a separate process by which director candidates can be nominated for election at an annual meeting of shareholders.

Interview and Selection Process.    The Nominating & Corporate Governance Committee, in consultation with the full Board, shall determine whether to interview any individuals in the pool of eligible director candidates.

Following the interview process, the Nominating Committee Chair will lead a discussion with the Nominating & Corporate Governance Committee regarding the relative merits and qualifications of the candidates and whether the Company should extend an offer to any such candidate. The Nominating & Corporate Governance Committee will, in turn, develop a recommendation to the full Board in that regard. No offer will be extended to a director candidate unless the candidate has been discussed with the full Board and the full Board has approved making such offer.

The Nominating Committee Chair shall, in the course of regularly scheduled Board meetings, keep the full Board informed of all significant developments in regard to the director interview and selection process. The Nominating Committee Chair also shall regularly consult with the Company’s CEO in regard to the need for new directors, the qualifications of director candidates and any recommendations regarding such candidates. Any final decisions in that regard, however, are to be made by the Board in their sole discretion.

Additional Materials Available Online

Shareholders and other interested parties may view the Company’s Corporate Governance Guidelines, Codes of Business Conduct and Ethics for the Board of Directors, senior officers and employees, as well as other documentation concerning our Board and governance structure at www.stancorpfinancial.com. Print copies of these documents are available upon request to Shareholder Relations, PO Box 711, Portland, Oregon 97207.

Report of the Audit Committee

The Audit Committee operates pursuant to a Charter approved by the Company’s Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for providing independent review and oversight of the Company’s accounting and financial reporting processes and internal controls and overseeing the independent auditor’s appointment, compensation, qualifications, independence, and performance. The Audit Committee Charter sets out the responsibilities, authority, and specific duties of the Audit Committee. The Charter specifies, among other things, the purpose and membership requirements of the Audit Committee as well as the relationship of the Audit Committee to the independent accountants, the Internal Audit department, and management of the Company. All members of the Audit Committee are independent as such term is defined by the SEC and in the listing requirements of the New York Stock Exchange.

Report of the Audit Committee. The Audit Committee reports as follows with respect to the Company’s audited financial statements for the year ended December 31, 2009:

•	The Audit Committee has completed its review and discussion of the Company’s audited financial statements with management;

•

The Audit Committee has discussed with the independent auditors, Deloitte & Touche, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications, including matters related to the conduct of the audit of the Company’s financial statements;

•

The Audit Committee has received the written disclosures and the letter from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence from the Company; and

•

The Audit Committee has, based on its review and discussions with management of the Company’s 2009 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K.

Audit Committee:
Stanley R. Fallis, Chair	Frederick W. Buckman
Duane C. McDougall	Mary F. Sammons

Beneficial Ownership

Security Ownership of Certain Beneficial Owners

The following table sets forth those persons known to us to be beneficial owners of more than five percent of our Common Stock as of December 31, 2009. In furnishing this information, we relied on information filed by the beneficial owners with the SEC.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Direct	% of Class
BlackRock Inc. 40 East 52nd Street, New York, NY 10022	2,775,289	5.6%

Share Ownership of Directors and Officers

The following table sets forth information regarding the beneficial ownership, as of December 31, 2009, of our Common Stock by each director and nominee, the CEO and certain Executive Officers, and by directors, nominees and Executive Officers as a group. The table also includes stock options that vested on or before February 28, 2010. Except as otherwise noted, the named individual or family members had sole voting and investment power with respect to such securities.

	Common Stock Beneficially Owned
Name	Direct	Vested Options	% of Class
Virginia L. Anderson	2,986	50,000	*
Frederick W. Buckman	16,283	50,000	*
Stanley R. Fallis	4,409	15,000	*
Peter O. Kohler, M.D.	5,829	50,000	*
Duane C. McDougall	1,000	—	*
Jerome J. Meyer	10,525	50,000	*
George J. Puentes	—	—	*
Mary F. Sammons	417	—	*
E. Kay Stepp	5,269	47,000	*
Michael G. Thorne	11,169	53,000	*
Ronald E. Timpe	23,711	36,418	*
Eric E. Parsons	135,886	597,525	1.5%
J. Greg Ness	47,284	242,541	*
Floyd F. Chadee	11,062	8,326	*
Scott A. Hibbs	15,218	36,053	*
David M. O’Brien	3,444	43,712	*
Michael T. Winslow	22,328	65,451	*

Executive Officers and Directors as a Group (21 individuals)	320,956	1,372,208	3.4%

*	Represents holdings of less than one percent.

Compensation Discussion and Analysis

Executive Compensation Summary

Our compensation program is designed specifically to meet the following key objectives:

•	Provide a competitive base salary and benefits to attract and retain high quality executives.

•	Provide incentives to reward achievement of short-term and long-term profitability, growth and expense control goals that deliver value to shareholders.

•	Ensure that the interests of our officers are aligned with those of our shareholders through grants of equity.

•

Motivate our officers to deliver superior performance without encouraging unnecessary or excessive risk taking by aligning incentives with publicly-stated business goals where possible and ensuring adequate controls exist over achievement of incentive pay.

•	Differentiate compensation so that it varies based on division and individual performance.

•	Provide total compensation that allows us to compete with other organizations nationwide for executive talent.

In making decisions with respect to the executive compensation program or any specific element of compensation, the Committee considers the total current compensation that may be awarded to the officer, including salary, benefits and short and long-term incentive compensation.

Named Executive Officers (“NEOs”)

The NEOs who appear in the compensation tables of this Proxy Statement are:

•	Eric E. Parsons, Chairman of the Board (retired as CEO effective June 30, 2009)

•	J. Greg Ness, President and Chief Executive Officer (“CEO”) (elected CEO effective July 1, 2009)

•	Floyd F. Chadee, Senior Vice President and Chief Financial Officer (“CFO”)

•	Scott A. Hibbs, Vice President Asset Management Group (appointed effective January 2, 2009)

•	David M. O’Brien, Senior Vice President Information Technology

•	Michael T. Winslow, Senior Vice President and General Counsel (retired effective January 4, 2010)

Compensation Structure

The following elements comprise the total compensation awarded to our Named Executive Officers:

•	Annual Component

•	Base salary

•	Short Term Incentive Plan (annual performance-based bonus)

•	Long-Term Incentive Component

•	Three-year performance-based share awards

•	Stock options

•	Benefits Component

•	Defined benefit and defined contribution retirement plans

•	Change in control arrangements

Publicly-Stated Goals

In early 2009, we publicly stated that the continuing economic uncertainty placed significant pressure on our revenue growth goals. In particular, we expected negative or stagnating wage and employment growth to impact opportunities for growth in group insurance and retirement plans markets. Despite the economic headwinds, we stated our intent to preserve the value of our business by continuing to provide excellent value to our customers, by continuing to preserve and enhance our financial strength and by continuing to build value for our shareholders despite a troubled economy. We will continue to focus on optimizing shareholder value through investment in new product and service capabilities, which are valued in the group insurance marketplace, and the execution of strategies to streamline processes and capture efficiencies. We believe these actions position us well for growth as the economy recovers.

In the context of the macroeconomic conditions, our long-term financial goals, as outlined below, continued to be key factors in the Committee’s design of goals for the Short Term Incentive Plan and the three-year performance share awards in 2009.

•	12% to 15% annual growth in net income per diluted share excluding after-tax net capital gains and losses.

•	Maintain 14% to 15% return on average equity, excluding after-tax net capital gains and losses from net income and excluding accumulated other comprehensive income from average equity.

•	Annual growth in premiums over the long term, with increases each year of at least 1% to 2% greater than the industry growth rate.

Operation of the Organization & Compensation Committee

The Organization & Compensation Committee of the Board of Directors (the Committee) exercises sole authority with respect to performance evaluation, compensation and benefits of the CEO, oversees succession planning for Executive Officers other than the CEO, and approves the compensation of Executive Officers. The Committee also oversees all of our broad-based compensation and stock programs. The Committee is comprised of directors Virginia L. Anderson, Peter O. Kohler, M.D., Jerome J. Meyer, George J. Puentes, E. Kay Stepp, and Michael G. Thorne, each of whom is an independent director under applicable NYSE Euronext listing standards. Dr. Kohler serves as Chair of the Committee.

The Committee operates pursuant to a written charter that is available on our web site and may be accessed at www.stancorpfinancial.com. Pursuant to its charter, the Committee has full authority to determine the compensation of Executive Officers. The Committee may not delegate this authority. The Committee receives recommendations from the CEO as to compensation of other officers, and the CEO participates in Committee discussions regarding the compensation of other officers. The Committee meets in executive session without the CEO to determine his compensation.

In 2009, the Committee reviewed the CEO and Executive Officer compensation program and benefits to ensure they continue to further our compensation objectives and reflect the Committee’s commitment to link performance with compensation. The 2009 review included a comprehensive report from a compensation consultant, which assessed the effectiveness of the compensation program. As part of this analysis, the Committee compared the Company’s compensation program and performance to those of comparable companies, and also reviewed internal equity among the Executive Officers. In addition to this annual review, the Committee regularly meets in executive session, without management present, to discuss items relating to executive and CEO compensation and performance. These annual and ongoing compensation reviews permit a continual evaluation of the link between organizational performance and compensation within the context of the Committee’s compensation objectives and the compensation programs of comparable companies.

The Committee directly retains the services of a consulting firm, Mercer, to advise the Committee on executive compensation matters, to assist in the evaluation of the competitiveness of executive compensation programs and to provide overall guidance to the Committee in the design and operation of these programs. Mercer reports to the Committee Chair, who establishes Mercer’s work agenda and determines how and to what extent Mercer interacts with management in the course of its work for the Committee. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the Committee in the performance of its duties. The Committee’s decisions about the executive compensation program, including the specific amounts paid to Executive Officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

In 2009, the Committee instructed Mercer to perform the following activities:

•

Evaluate the competitive positioning of the Company’s base salary, annual incentive opportunity, long-term incentive compensation and benefits for the CEO and Executive Officers relative to the market and competitive practice.

•	Advise the Committee on base salary and equity award levels for the Executive Officers and, as needed, on actual compensation actions.

•	Assess the alignment of the Company compensation levels relative to the performance of the Company and relative to the Company’s articulated compensation objectives.

•

Brief the Committee on executive compensation trends among the Company’s peers, the broader industry, and the market and on regulatory, legislative and other developments relative to executive compensation, including proxy disclosure rules.

•	Evaluate the impact of the Company’s equity plans on annual share use, run rate and total dilution.

With the Committee Chair’s approval, during 2009 Mercer worked with the CEO and selected members of the Human Resource and legal staff to obtain the information necessary to carry out its assignments from the Committee. With respect to the CEO’s compensation, Mercer worked with the Committee Chair and discussed CEO compensation with the assistant vice president of compensation and benefits in the Company’s Human Resources Department.

Use of Market Data

The Company is a complex organization and the Committee necessarily must make each compensation decision in the context of the particular executive, including the characteristics of the business or market in which the individual operates and the individual’s specific roles, responsibilities, qualifications and experience. The Committee reviews competitive market data provided by Mercer as one tool to establish a competitive range of base salary and short and long-term incentive compensation. We use two information sources. One is a “peer” group selected by the Committee that consists of twelve insurance companies of similar size to us. In November 2008, when the Committee reviewed data for 2009 compensation decision-making purposes, this group consisted of the following companies:

Protective Life Corporation	The Phoenix Companies Inc.
Everest Re Group Ltd.	Reinsurance Group of America, Incorporated
Delphi Financial Group, Inc.	Torchmark Corporation
Unitrin, Inc.	FBL Financial Group, Inc.
Transatlantic Holdings Inc.	American Financial Group Inc.
Arch Capital Group Ltd.	Axis Capital Holdings Ltd.

This is the same peer group used in the prior year, except that Arch Capital Group Ltd. and Axis Capital Holdings Ltd. were added to the group this year to broaden the peer group through the addition of two more insurance companies of similar size to us.

The second information source we use is a broader market composite by position prepared by Mercer based on data from three published compensation surveys in which we participate and trended forward using a 3.8% annual growth rate. The following published compensation surveys were used in the analysis for 2009 compensation:

•	LOMA (Life Office Management Association), 2008 Executive Compensation Survey

•	Mercer, 2008 Executive Compensation Survey

•	Watson Wyatt, 2007/2008 Report on Top Management Compensation

When collecting data from the published compensation surveys, Mercer used data for similar sized companies (approximately $2.8 billion in average annual revenue and approximately $14.9 billion of average assets) in the insurance industry.

After considering the results of these two information sources for each executive position, the Committee generally sets base salary and annual target bonus levels under the Company’s Short Term Incentive Plan near the 50th percentile, and total long-term incentive awards between the 50th and 75th percentiles. These percentages are generally indicative of the Committee’s historical practice and consistent with its compensation objectives.

Current Year’s Performance: Salary and Annual Incentives Component

Base Salaries

Base salaries are established by the Committee based on the executive’s contribution to the Company’s strategic direction, past performance and level of responsibility. The Committee also considers market data prepared by Mercer. As described above, this data includes two information sources: peer group data and salary survey data. The Committee uses this information as a guide to set competitive base salaries designed to retain high quality incumbents. Generally, it is the Committee’s intent to target executives’ base salaries near the 50th percentile. Salary levels are in line with our philosophy and historical practice of placing greater emphasis on performance-based compensation as a component of the overall compensation package.

The following table shows the salaries of the NEOs as in effect at the end of 2008 and the 2009 salaries approved by the Committee in its annual review of base salaries in December 2008, except that the 2009 salary shown for Mr. Ness became effective on July 1, 2009 upon his promotion to CEO:

Name	2008 Salary	2009 Salary	Percentage Increase
Eric E. Parsons	$725,000	$725,000	—%
J. Greg Ness	575,000	650,000	13.0
Floyd F. Chadee	431,250	460,000	6.7
Scott A. Hibbs	239,913	310,000	29.2
David M. O’Brien	285,000	285,000	—
Michael T. Winslow	360,000	360,000	—

For the fourth consecutive year, Mr. Parsons’ salary was unchanged at $725,000 for 2009. Although this salary level was near the average of the 25th percentiles of the salary survey and peer group data for his position, the Committee and Mr. Parsons did not believe it appropriate in the then-current economic environment for senior management generally to receive salary increases. Accordingly, Mr. Ness, Mr. O’Brien and Mr. Winslow also did not receive salary increases in the December 2008 salary review. Upon the promotion of Mr. Ness to CEO in July 2009, he received a salary increase that positioned him at the low end of the survey data for his position, but allowed for significant increases as he grows in his new role. The large increase in salary for Mr. Hibbs was due to his promotion to Vice President Asset Management Group effective January 2, 2009; his new salary was substantially less than his predecessor, also allowing for future growth. Mr. Chadee received a salary increase in 2009 in recognition of his growth in the role of CFO and, when combined with the increase in his target bonus percentage discussed below, to bring his target total cash compensation up to market median for his position.

Short Term Incentive Plan

Annual incentives are paid to NEOs under the Company’s Short Term Incentive Plan (“STIP”). The STIP rewards participants for the achievement of annual goals, which are designed to incrementally achieve our publicly-stated long-term financial objectives of increasing earnings per share and premiums, while maintaining our return on average equity. In 2009, the Committee approved changes to the STIP to provide for pro-rated payouts in the event of death, disability or retirement during the plan year. These changes were applied to Mr. Parsons, who retired during 2009.

The Committee establishes a target bonus for each NEO expressed as a percentage of salary. The maximum bonus under the STIP is 150% of the target bonus. In determining target bonus levels, the Committee considers peer group and market survey data and recommendations received from Mercer, and sets target bonus levels considering the market data and each executive’s potential impact upon shareholder returns. Targets are generally set for each tier of executives reflecting their contributions and responsibilities. Overall, the total of salary and target bonus is set near the average of the median points of the salary survey and peer group data for total cash compensation by position, with opportunities for higher cash compensation based on superior performance. In the Committee’s annual review in December 2008, the target bonus as a percentage of salary remained unchanged for all NEOs other than Mr. Chadee and Mr. Hibbs. Mr. Chadee’s target bonus percentage was increased from 60% to 75% to reflect his growth in the role of CFO and to bring his target total cash compensation up to the average of the median points of the market survey and peer group data for his position. Mr. Hibbs’ target bonus percentage increased from 50% to 60% to bring it in line with his executive officer peers and move him closer to market following his promotion.

The Committee approved individual 2009 STIPs for the NEOs under which various percentages of their target bonuses were tied to specific performance goals. Certain terms of the 2009 STIP are discussed in greater detail in footnote (1) under the “Grants of Plan-Based Awards in 2009” table below.

•

All NEOs had some percentage (from 20% to 40%) of their target bonus tied to our 2009 earnings per share excluding after-tax net capital gains and losses, one of our publicly stated financial objectives. The target payout level was set at $4.83 per share, a 3% decrease from 2008 performance. The target payout level is established at the beginning of each year based on a range of potential expected earnings that take into consideration current economic conditions including equity markets, interest rate environment and economic growth.

•

All NEOs other than Mr. Hibbs had some percentage (from 10% to 20%) of their target bonus tied to growth in revenues before net capital gains and losses, with threshold payout resulting from any increase in such revenues for 2009 over 2008, target payout at a 2% increase in such revenues and maximum payout at a 4% increase in such revenues. This goal was consistent with our publicly stated outlook at the beginning of 2009 that revenues were likely to be relatively flat given the challenging economic and business environment.

•

All NEOs other than Mr. Hibbs had some percentage (from 10% to 20%) of their target bonus tied to controlling the expected increase in segment operating expenses, with threshold payout resulting from a $10.4 million increase in such expenses for 2009 over 2008, target payout at a $5.7 million increase in such expenses and maximum payout at a $0.9 million increase in such expenses. This goal reflected the expectation of approximately $10 million of increased pension expense and our recognition that expense management would be critical in 2009 given the challenging revenue environment. For Mr. Ness and Mr. Chadee, any payout in excess of target was also conditioned on achieving our goal for the year of reducing headcount by approximately 4%.

•

Mr. Hibbs had 40% of his target bonus tied to the financial performance of the Asset Management business he led, with goals based on segment income before income taxes and segment operating expenses, with maximum payouts triggered for maintaining 2008 levels in these two measures, reflecting our outlook for a challenging year.

•

In addition, Mr. Parsons and Mr. Chadee each had 10% of their target bonus tied to goals for maintaining the strength of our balance sheet, which the Committee views as very important for long-term growth and financial flexibility, with the maximum payout being paid for achieving the same target Standard & Poor’s capital adequacy ratio and double leverage ratio as of December 31, 2009 as we achieved at December 31, 2008.

All NEOs, with the exception of Mr. Parsons, also had portions of their target bonuses tied to completion of projects included in their individual or divisional plans for the year. Finally, 20% of the target bonus for each NEO is at the discretion of the Committee, allowing the Committee to consider and reward other aspects of the individual performance of each NEO for the year.

Total STIP payouts as a percentage of target for 2009 were 91.8% for Mr. Parsons, 103.8% for Mr. Ness, 117.9% for Mr. Chadee, 121.8% for Mr. Hibbs, 103.9% for Mr. O’Brien, and 89.9% for Mr. Winslow. Mr. Parsons retired as CEO on June 30, 2009 and, as a result, his target bonus was reduced to 50% of his original target award based on his length of service in 2009. He therefore received a bonus payout equal to 50% of what he would have received if he had not retired. The following table summarizes our performance in 2009 under the various STIP financial performance goals described above and in footnote (1) to the “Grants of Plan-Based Awards in 2009” table, either in absolute terms or by comparison to 2008 performance, and the resulting payouts as a percentage of target for each goal.

Performance Goal	Officer(s) Covered	2009 Performance	Payout %
Earnings per share excluding after-tax net capital gains and losses	All	$4.61 per share	70%
Revenues before net capital gains and losses	All, except Hibbs	0.0% increase	50%
Segment operating expenses(1)	All, except Hibbs	$9.0 million decrease	150%
Asset Management segment income before income taxes	Hibbs	6.9% increase	150%
Asset Management segment operating expenses	Hibbs	$4.5 million decrease	150%
Balance sheet ratios	Chadee	>180% for capital adequacy; <110% for double leverage	150%

(1)

Achievement of headcount management goal was a condition to any above-target payout under segment operating expense goal for Mr. Ness and Mr. Chadee. In 2009, headcount was reduced over 8% to 3,150 employees.

STIP payouts for completion of projects included in individual or divisional plans as a percentage of target were 130% for Mr. Ness, 150% for Mr. Chadee, 130% for Mr. Hibbs, 123% for Mr. O’Brien, and 80% for Mr. Winslow. Payouts under the discretionary portion of the 2009 STIP as a percentage of target were 120% for Mr. Parsons, 120% for Mr. Ness, 120% for Mr. Chadee, 110% for Mr. Hibbs, 115%, Mr. O’Brien, and 100% for Mr. Winslow.

Long-Term Incentive Component

The long-term incentive component of our executive compensation program consists of performance share awards and stock options. These incentives are designed to align the interests of our officers with those of our shareholders, to reinforce management’s long-term focus on corporate performance, and to provide an incentive for key executives to remain with the Company for the long term. Because all of our long-term incentives are stock-based, these incentives carry a significant exposure for the executives to downside equity performance risk.

In setting the target long-term incentive value (“Target LTI Value”) for awards granted in early 2009, the Committee considered peer group and market survey data provided by Mercer. The Committee also considered internal equity and retention objectives and applied judgment in weighing the relative contributions and responsibilities of the executives. The Committee generally seeks to set Target LTI Values between the 50th and 75th percentiles of the market information. For 2009, the Target LTI Values approved by the Committee for Mr. Parsons, Mr. Ness, Mr. O’Brien and Mr. Winslow were unchanged from the Target LTI Values approved by the Committee for each of them for the 2008 annual long-term incentive awards. Mr. Chadee’s Target LTI Value for 2009 increased by $120,000 to $550,000 due in part to a $70,000 increase in the median market data for his position and also due to his growth in the role of CFO. In connection with his promotion to executive officer level as Vice President Asset Management Group, Mr. Hibbs received a large increase in Target LTI Value for 2009 that nevertheless positioned him near the 25th percentile for his position, allowing for significant future increases as he grows in his new position.

In prior years, the Committee made decisions regarding the allocation of the full Target LTI Value between stock options and performance shares. For awards made in 2009, the Committee decided that 25% of the Target LTI Value would be allocated to each of stock options and performance shares, and that executives would be allowed to make an advance election regarding the allocation of the remaining 50% of the Target LTI Value. The portion of the Target LTI Value allocated to performance shares was then converted into a target number of shares using a stock price of $36.14 which was the average closing price of our common stock for the last three months of 2008, and the portion of the Target LTI Value allocated to stock options was then converted into a number of option shares based on an option value of $10.34 which was the Black Scholes value at the end of 2008 of an option granted with an exercise price of $36.14. This new approach to allocating Target LTI Values reflects the Committee’s recognition that each executive is the best judge of which long-term incentive provides the greater motivation to him or her. We believe that this increases the perceived value of the awards to the executive and further aligns the interests of executives with those of shareholders. The following table shows the Target LTI Value awarded to each NEO in early 2009, the allocation of such value between stock options and performance shares based on each NEO’s election, and the resulting number of stock options and performance shares awarded: 2009 Annual Long-Term Incentive Awards

Executive	Target LTI Value	Stock Options		Performance Shares
		Percent	Quantity	Percent	Target	Maximum
Eric E. Parsons(1)	$1,928,000	25%	46,633	75%	40,011	57,159
Floyd F. Chadee	550,000	25	13,303	75	11,414	16,305
Scott A. Hibbs	350,000	65	22,010	35	3,390	4,843
J. Greg Ness	960,000	70	65,015	30	7,969	11,384
David M. O’Brien	288,000	75	20,898	25	1,992	2,846
Michael T. Winslow	388,000	75	28,154	25	2,684	3,834

(1)

The stock options granted to Mr. Parsons in 2009 terminated upon his retirement. The target and maximum number of performance shares granted to Mr. Parsons in 2009 were reduced to 1/6 of the original grant upon his retirement or 6,669 shares and 9,527 shares, respectively. The revised share amounts correspond to the portion of the 3-year performance cycle for which Mr. Parsons was employed by the Company.

Mr. Ness received an additional stock option grant in May 2009 for 12,169 shares with a Black Scholes grant value of $120,000 as part of the total compensation package provided in recognition of his increased responsibilities as CEO. This additional $120,000 of Target LTI Value granted for service as CEO for half of the year represented about one-half of the difference between the Target LTI Value for Mr. Ness received as COO and the expected Target LTI Value for a new CEO.

Performance Shares

Performance shares, which are issuable only if performance criteria specified in the award agreement are met, are an integral part of our long-term incentive program. Performance shares focus the recipients on designated long-term performance goals and vest only to the extent those goals are met. The Committee makes annual performance share awards with payouts based on our financial performance in the last year of the three-year performance cycle commencing with the year the award is made. In 2009 the Company made a performance share grant to each NEO with vesting based on achievement of performance goals in 2011.

Consistent with performance share awards made for the last several years, the performance criteria for the awards made in 2009 based on performance in 2011 consist of the following three components:

•

Growth in earnings per share excluding after-tax net capital gains and losses (weighted at 50%). This component is based on our publicly-stated financial objective of cumulative annual growth of 12% to 15% in this earnings measure. Recognizing the challenging economic environment for our businesses for at least the early portion of this performance period, including lower interest rates and lower wage rates and employment levels which impact group insurance premium growth, we set the 2011 performance goals for this component based on cumulative annual growth from 2008 to 2011 of 7% for a target payout and 10% for a maximum payout.

•

Growth in revenues excluding net capital gains and losses (weighted at 25%). This component also compares with one of our publicly-stated financial objectives, with payout at target under this criteria resulting from cumulative annual revenue growth of 5% from 2008 to 2011 and a maximum payout resulting from cumulative annual revenue growth of 7.5% from 2008 to 2011. These targets were also scaled back from those applied in prior years based on the challenging business environment as explained above.

•

Growth rate of revenues exceeding growth rate of operating expenses (weighted at 25%), which was a new performance criterion for the awards made in 2009, and is intended to focus executives on long-term efficiency in producing revenue gains while containing operating expenses. Payout at target under this criterion will result if the cumulative annual revenue growth from 2008 to 2011 exceeds cumulative annual operating expense growth over the same period by 2 percentage points, and the maximum payout will result if the excess is 3.5 percentage points.

Each performance share award specifies a maximum number of shares issuable if exceptional performance is achieved on all three performance criteria. The target level of each award is equal to 70% of the maximum number of shares and is issuable if target performance levels are achieved on all three criteria.

Executive Officers received awards in 2007 to be paid out based on performance in 2009 on the following goals: growth in earnings per share excluding after-tax net capital gains and losses (weighted at 50%), growth in revenues (weighted at 35%), and growth in income before income taxes of the Asset Management segment (weighted at 15%). Based upon our performance in 2009, payouts of these awards were 31.9% of the maximum number of shares. Earnings per share excluding after-tax net capital gains and losses was $4.61 for 2009, representing a 7.6% compounded annual increase over 2006 results, and resulting in a payout percentage of 47.4% of maximum for that goal. Revenues of $2.77 billion represented a 3.6% compounded annual increase over 2006 revenues, resulting in a payout percentage of 23.5% of maximum for that goal. Income before income taxes of the Asset Management segment of $37.3 million represented a compounded annual decrease of 1.0% as compared to 2006 income before income taxes, resulting in no payout for that goal.

For performance share awards made in 2010 based upon performance through 2012, the Committee changed the components from those listed above. The new criteria are 1) Total Shareholder Return, a three-year growth rate measured against the S&P 500 Index, 2) Comparative Premium Growth, a three-year growth rate measured against the group life and disability insurance premium growth for a peer group of companies in that business, and 3) Adjusted ROE, which is the average Net Income return on average equity excluding after-tax net capital gains (losses) and accumulated other comprehensive income (loss) over the three-year period.

Stock Options

Options for 2009 for the NEOs were approved by the Committee on December 5, 2008 to be granted effective on January 2, 2009 with an exercise price based on the closing market price on that day. This was consistent with our usual practice of making our annual option grants effective on the first business day of each year. Options promote executive retention because they carry four-year vesting periods and are forfeited if the employee leaves before retirement or vesting occurs. Stock options are granted with terms of 10 years. The Committee views stock options as a key tool to match executive performance with long term shareholder goals. Stock options also provide significant upside reward to executives for strong stock performance, but little or no reward for poor stock performance.

Benefits Component

Retirement Plans

Defined Benefit Plans. The Standard Retirement Plan for Home Office Personnel is our qualified pension plan generally available to our employees hired on or before January 1, 2003, including all of the NEOs other than Mr. Chadee and Mr. O’Brien. We closed the pension plan to new participants in January 2003 to gradually phase out this benefit; employees hired since then receive annual supplemental contributions to our defined contribution plans in lieu of participation in the pension plan. Benefits under the pension plan are based on years of service and final average earnings, as is typical for defined benefit plans. However, the Internal Revenue Code limits the amount of annual earnings that can be included in calculating final average earnings under a qualified pension plan, which limits the retirement benefits of senior executives relative to their earnings during employment. To provide a level of income replacement in retirement consistent with that provided to other employees, and to provide a benefit package believed to be competitive with that provided to executives in comparable positions at comparable insurance companies, we provide the NEOs other than Mr. Chadee and Mr. O’Brien with nonqualified supplemental pension benefits under our Supplemental Retirement Plan for the Senior Management Group. This plan provides benefits that cover the difference between benefits payable under the pension plan and the benefits that would be payable under the pension plan without the limit on covered compensation required by the Internal Revenue Code. For details regarding the determination and payment of benefits under the pension plan and the supplemental plan, and the present value of accumulated benefits for each NEO, see “Pension Benefits at December 31, 2009.”

Defined Contribution Plans. The Standard 401(k) Plan is our tax qualified retirement savings plan pursuant to which our employees, including the NEOs, are able to make pre-tax contributions from their salary and bonus compensation. We make matching contributions for all participants each year equal to 100% of their elective deferrals up to 3% of their total salary and bonus plus 50% of elective deferrals on the next 2% of their total salary and bonus. For employees hired after January 1, 2003, including Mr. Chadee and Mr. O’Brien, who are not eligible for our pension plan, we make annual supplemental contributions under the 401(k) Plan equal to 2% to 6% (depending on years of service) of total salary and bonus. The Internal Revenue Code limits the amount of compensation that can be deferred, matched and supplemented under the 401(k) Plan. We also provide our Executive Officers with the opportunity to defer salary and bonus under our nonqualified Deferred Compensation Plan for Senior Officers, which is also believed to be an appropriate element of a competitive benefit package relative to executives in comparable positions at comparable insurance companies. We make matching contributions under this plan equal to 100% of elective deferrals up to 4% of excess salary and bonus, which is similar to the matching formula under the 401(k) Plan. We also make supplemental contributions under this plan equal to the amounts that would have been contributed under the 401(k) plan formula if not for the tax law limits. Matching and supplemental contributions in 2009 for the NEOs under both plans are included under the heading “All Other Compensation” in the Summary Compensation Table below.

Change in control arrangements

We have provided change in control severance protection to our Executive Officers since we became a publicly-traded company in 1999. The purpose of our change in control compensation program is to retain senior leadership and maintain management’s objectivity should the Company become engaged in a change in control situation. The specific terms of our change in control agreements and the potential benefits payable on a change in control are discussed under “Potential Payments Upon Termination or Change in Control” below. In 2009, the Committee received an update from Mercer on change in control best practices and decided not to make any revisions to the program.

Stock Ownership Guidelines

The Committee has adopted a compensation philosophy that supports significant stock ownership on the part of directors and executives, which it believes promotes long-term growth in both the Company and in shareholder returns. Accordingly, the Committee also has adopted the following stock ownership guidelines for Executive Officers:

•	CEO—four times annual salary.
•	All other Executive Officers—two times annual salary.

For purposes of our guidelines, “ownership” excludes stock options that are not yet vested, stock options that are vested but not yet exercised, and restricted shares that have not yet vested. The guidelines provide that the value of our stock used to measure compliance is a 24-month rolling average of the closing market price. In adopting these guidelines, the Committee acknowledged that executives would require several years to achieve the intended ownership levels. The Committee annually reviews the progress of the NEOs in achieving these stock ownership objectives. During 2009, Messrs. Parsons, Hibbs and Winslow had met their stock ownership goals. During 2009, Mr. Ness met the ownership goal for his role prior to his promotion to President & CEO, and he and Messrs. Chadee and O’Brien are expected to accumulate shares under our stock compensation programs over the next several years to achieve the goals for their current roles.

Director Stock Ownership Guidelines are discussed under “Director Compensation” below.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and certain other highly compensated Executive Officers. The Internal Revenue Code generally excludes from the calculation of the $1 million cap, compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. Stock options and performance share awards (Long Term Incentive Awards) under our 2002 Stock Incentive Plan are structured in a manner intended to qualify any compensation paid thereunder as “performance-based compensation” excluded from the calculation of the $1 million annual cap. In addition, our Short Term Incentive Plan is designed to qualify a portion of the annual bonus paid to each officer as “performance-based compensation” exempt from the $1 million cap. The 2009 STIP performance goals based on earnings per share excluding after-tax net capital gains and losses, revenues before net capital gains and losses, segment operating expenses and balance sheet ratios all were intended to be the type of pre-established, objective performance goals that enable exclusion of the resulting compensation from the $1 million cap. These 162(m) qualified performance goals covered the following percentages of officers’ annual bonus targets for 2009: 80% for Mr. Parsons, 60% for Mr. Ness, 60% for Mr. Chadee, 20% for Mr. Hibbs, 50% for Mr. O’Brien, and 60% for Mr. Winslow. As a result of the Committee’s various actions to qualify compensation as “performance-based,” none of the compensation paid to the NEOs in or for performance in 2009 was considered nondeductible under Section 162(m).

Report of the Organization & Compensation Committee

The Organization & Compensation Committee reports as follows:

•	The Organization & Compensation Committee has completed its review and discussions with management of the section of this proxy statement entitled “Compensation Discussion and Analysis;” and

•

The Organization & Compensation Committee has, based on the above-referenced review and discussions with management, recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Organization & Compensation Committee:
Peter O. Kohler, M.D., Chair	George J. Puentes
Virginia L. Anderson	Jerome J. Meyer
Michael G. Thorne	E. Kay Stepp

Director Compensation

The following table describes compensation for non-employee directors for fiscal 2009:

Annual Board Retainer	$50,000
Annual Committee Chair Retainer	$5,000
Committee Meeting Fee[1]	$1,250
Annual Lead Director retainer	$25,000
Annual Chairman of the Board retainer[2]	$25,000
Annual Stock Grant	$50,000
Annual Stock Option Grant	$50,000

[1]	per meeting
[2]	effective July 1, 2009

The annual stock option grant is made to each non-employee director on the date of each annual meeting, and is for a number of shares having a Black-Scholes value equal to $50,000 on the date of grant. The annual stock grant is received by each non-employee director at the end of each year of service between annual meetings, and is for a number of shares having a value equal to $50,000 on the first day of the service period.

Effective January 1, 2010, the Board approved elimination of committee meeting fees and increased annual retainers, establishing the following new schedule of non-employee director compensation:

Annual Board Retainer	$65,000
Annual Audit Committee Chair Retainer	$15,000
Annual Organization & Compensation Committee Chair Retainer	$10,000
Annual Finance & Operations Committee Chair Retainer	$7,500
Annual Nominating & Corporate Governance Committee Chair Retainer	$7,500
Annual Lead Director Retainer	$25,000
Annual Chairman of the Board Retainer	$25,000
Annual Stock Grant	$50,000
Annual Stock Option Grant	$50,000

The Company’s Stock Ownership Guidelines require that directors endeavor to own and hold shares of the common stock of the Company equal to at least three times their annual retainer within the first several years after becoming a director.

We reimburse directors for all travel and other expenses incurred in connection with their duties. Our directors receive only one retainer for serving on StanCorp’s and Standard Insurance Company’s boards.

Non-employee directors are eligible to participate in our Deferred Compensation Plan for Directors. Under this plan, each director may elect in advance to defer either all of his or her annual cash retainer, all of his or her meetings fees, or both, earned each year. Deferred amounts are credited to participants’ accounts under the plan, which are credited periodically with the rate of return on the Standard Insurance Company Stable Asset Fund. The Standard Insurance Company Stable Asset Fund is one of our investment products for 401(k) plans and had a return of 5.2% in 2009. Participants make elections regarding distribution of their accounts at the time they elect to defer compensation. Distributions commence in the next month after the later of the date a participant ceases to be a director or the participant’s 65th birthday, and may be made in a lump sum or in annual installments over two to ten years.

Director Compensation in 2009

The following table provides information regarding compensation of non-employee directors in 2009.

Name	Fees earned and paid in cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Total ($)
Virginia L. Anderson	63,750	50,009	50,001	163,760
Frederick W. Buckman	62,500	50,009	50,001	162,510
John E. Chapoton	30,000	—	—	30,000
Stanley R. Fallis	72,500	50,009	50,001	172,510
Peter O. Kohler, M.D.	68,750	50,009	50,001	168,760
Duane C. McDougall.	4,167	20,832	20,838	45,837
Jerome J. Meyer	67,917	50,009	50,001	167,927
Ralph R. Peterson	50,417	50,009	50,001	150,427
George J. Puentes.	12,083	25,000	24,995	62,078
Mary F. Sammons	66,250	50,009	50,001	166,260
E. Kay Stepp	64,167	50,009	50,001	164,177
Michael G. Thorne	98,750	50,009	50,001	198,760
Ronald E. Timpe	55,000	50,009	50,001	155,010

(1)

Represents the fair value as of May 3, 2009 of common stock to be issued in May 2010 as compensation for services performed from May 2009 to May 2010. The fair value of these stock awards is equal to approximately $50,000 or 1,715 shares based on the closing market price of the Company’s common stock on the first day of the service period. A Director who joined the board after May 2009 will receive in May 2010 a number of shares determined by multiplying $50,000 by the portion of the period between annual meetings that he served as a Director, and dividing by the closing market price of the Company’s common stock on the date he joined the board.

(2)

Represents the fair value of option awards granted during 2009 and valued using a Black-Scholes option valuation model, disregarding forfeitures. These option awards vest ratably over a one-year vesting period. On May 4, 2009, each non-employee director was granted an option for 5,020 shares with a Black-Scholes option valuation price of $9.96 per share. Directors who joined the board after the May 2009 grant date were granted shares at the date they joined the board on a pro rata basis. Directors joining the board after May 2009 included Mr. McDougall, and Mr. Puentes. Mr. McDougall, and Mr. Puentes were granted an option for 1,520 shares and 1,827 shares, respectively, with Black-Scholes option valuation prices of $13.71, and $13.68, respectively. The assumptions made in determining the grant date fair values of options are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. As of December 31, 2009, non-employee directors held outstanding options for the following numbers of shares of our common stock: Virginia L. Anderson, 55,020; Frederick W. Buckman, 55,020; Stanley R. Fallis, 20,020; Peter O. Kohler, M.D., 55,020; Duane C. McDougall, 1,520; Jerome J. Meyer, 55,020; Eric E. Parsons, 601,519; Estate of Ralph R. Peterson, 58,020; George J. Puentes,1,827; Mary F. Sammons, 5,020; E. Kay Stepp, 52,020; Michael G. Thorne, 58,020; and Ronald E. Timpe, 41,438. Mr. Parsons’ compensation is included in the Executive Compensation table.

Executive Compensation

Summary Compensation Table

The following table shows compensation earned by each person who served as the Chief Executive Officer in 2009, the Chief Financial Officer and the three other most highly compensated Executive Officers who were serving as Executive Officers on December 31, 2009 (“Named Executive Officers”). Eric E. Parsons, Chairman of the Board, served as Chief Executive Officer until his retirement from that position effective July 1, 2009 when J. Greg Ness began serving in that position.

Name and Principle Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1) ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(4) ($)	All Other Compen- sation(5) ($)	Total ($)
Eric E. Parsons(6)	2009	362,500	104,400	1,098,767	631,040	294,930	688,859	213,443	3,393,939
Chairman of the Board	2008	725,000	174,000	773,668	1,014,027	532,440	475,517	94,313	3,788,965
	2007	725,000	226,200	704,265	1,188,060	909,585	610,805	70,493	4,434,408

J. Greg Ness	2009	612,500	291,915	210,541	941,703	315,315	1,266,498	84,532	3,723,004
President and	2008	541,667	198,273	385,179	768,985	198,360	1,482,317	53,814	3,628,595
Chief Executive Officer	2007	525,000	200,813	352,132	594,030	344,925	444,984	44,710	2,506,594

Floyd F. Chadee	2009	460,000	286,300	301,558	168,131	220,455	—	49,962	1,486,406
Senior Vice President and	2008	315,144	314,762	163,457	241,008	98,584	—	100,665	1,233,620
Chief Financial Officer

Scott A. Hibbs	2009	310,000	89,094	89,564	278,176	137,454	70,146	34,790	1,009,224
Vice President
Asset Management Group

David M. O’Brien	2009	285,000	102,600	52,629	264,121	75,069	—	55,509	834,928
Senior Vice President
Information Technology

Michael T. Winslow(7)	2009	360,000	77,760	70,911	355,827	116,424	113,905	39,617	1,134,444
Senior Vice President and	2008	360,000	140,400	155,897	204,262	49,896	78,509	41,309	1,030,273
General Counsel	2007	360,000	224,640	145,710	237,612	62,208	68,360	38,868	1,137,398

(1)

The total bonus earned by each Named Executive Officer under the Company’s Short Term Incentive Plan is equal to the sum of the amounts reported in the Bonus column and the Non-Equity Incentive Plan Compensation column. For Mr. Chadee, the Bonus column also includes $100,000 paid to him in 2008 and 2009 as the first and second installments of a $300,000 hiring bonus.

(2)

Represents the amount of the grant date estimate of compensation expense to be recognized over the service period with respect to performance-based stock awards granted in 2009 excluding the effect of forfeitures. For Mr. Parsons, the amount also includes $41,676 related to a pro-rated director stock grant that he will receive due to his retirement from the CEO position and assumption of the role of non-employee director. The grant date estimate of compensation expense for performance-based stock awards in any year is generally equal to 70% of the maximum number of performance shares multiplied by the closing market price of the Company’s shares on the grant date. For 2009, the maximum values for stock awards assuming the highest level of performance conditions are probable would be $1,551,817, $300,765, $430,778, $127,952, $75,191, $101,294 for Mr. Parsons, Mr. Ness, Mr. Chadee, Mr. Hibbs, Mr. O’Brien, and Mr. Winslow, respectively. For Mr. Parsons, the amount in the table and the maximum value shown above do not account for forfeitures resulting from his retirement. Upon retirement, Mr. Parsons’s maximum share totals for stock awards were reduced to 1/6 of the original grant date amount due to his being an employee for 1/6 of the 3-year performance cycle.

(3)

Represents the grant date fair value of options granted in 2009, disregarding estimated forfeitures, estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under FAS 123R are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009. For Mr. Parsons, the amount in the table does not reflect that employee options granted to him in 2009 were forfeited upon his retirement.

(4)

All amounts represent changes in the actuarial present value of accumulated benefits under our qualified pension plan and supplemental retirement plan. The increases for Mr. Ness in 2008 include the effects of an amendment to our qualified pension plan (which also affected our supplemental retirement plan) pursuant to which the age at which he is eligible for unreduced retirement benefits was advanced from age 60 to age 56.

(5)

Includes Company matching contributions to the accounts of the Named Executive Officers under our 401(k) plan and our-nonqualified deferred compensation plan of $57,858, $31,377, $26,377, $9,800, $23,370 and $22,612 for Parsons, Ness, Chadee, Hibbs, O’Brien and Winslow, respectively. For Mr. Chadee and Mr. O’Brien, includes $4,900 and $7,350, respectively, of supplemental contributions under our 401(k) plan and our nonqualified deferred compensation plan. Also included in this column are amounts for officers’ tax and financial planning, club dues and parking. For Mr. Parsons, it also includes independent director fees of $137,500. For Mr. Ness, it also includes $33,030 in imputed value related to a share repurchase for tax withholding on vesting of restricted shares.

(6)

Mr. Parsons retired effective July 1, 2009 from the CEO position but retained his position as chairman of the board. Mr. Parsons’ nonemployee director compensation is included in the amounts above and includes $137,500 of director fees in other compensation, $41,676 in stock awards, and $41,664 in option awards.

(7)	Mr. Winslow retired effective January 4, 2010.

Grants of Plan-Based Awards in 2009

The following table contains information concerning the 2009 bonus opportunities for the Named Executive Officers under our Short Term Incentive Plan, and the long-term performance share awards and stock options granted to the Named Executive Officers in 2009.

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2),(3)			All Other Stock Awards: number of shares of stock or units(4) (#)	All Other Option Awards: number of securities underlying options(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Fair Value of Stock and Option Awards(6),(7) ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric E. Parsons			$348,000	$696,000	$1,044,000
	2/8/2009	2/8/2009				5,716	40,011	57,159				$1,057,091
	1/2/2009	12/5/2008								46,633	41.36	589,376
	7/1/2009	5/3/2009								3,994	29.37	41,664
	7/1/2009	5/3/2009							1,419			41,676

J. Greg Ness			175,500	351,000	526,500
	2/8/2009	2/8/2009				1,138	7,969	11,384				210,541
	1/2/2009	12/5/2008								65,015	41.36	821,699
	5/4/2009	5/3/2009								12,169	29.16	120,005

Floyd F. Chadee			103,500	207,000	310,500
	2/8/2009	2/8/2009				1,631	11,414	16,305				301,558
	1/2/2009	12/5/2008								13,303	41.36	168,131

Scott A. Hibbs			55,800	111,600	167,400
	2/8/2009	2/8/2009				484	3,390	4,843				89,564
	1/2/2009	12/5/2008								22,010	41.36	278,176

David M. O’Brien			42,750	85,500	128,250
	2/8/2009	2/8/2009				285	1,992	2,846				52,629
	1/2/2009	12/5/2008								20,898	41.36	264,121

Michael T. Winslow			64,800	129,600	194,400
	2/8/2009	2/8/2009				383	2,684	3,834				70,911
	1/2/2009	12/5/2008								28,154	41.36	355,827

(1)

All amounts reported in these columns represent a portion of the potential bonuses payable for performance in 2009 under our Short Term Incentive Plan (STIP). Under this plan, varying percentages of the participants’ target bonuses are based on our performance against financial objectives, varying percentages are based on completion of individual projects, and the remaining 20% of each participant’s target bonus is in the discretion of the Organization & Compensation Committee (the “Committee”). Only the portion of the target bonus based on performance against financial objectives is considered an incentive plan award reportable in this table. The Committee approved total target bonus levels under the 2009 STIP of 120% of base salary for Mr. Parsons, 90% of base salary for Mr. Ness, 75% of base salary for Mr. Chadee and 60% of base salary for Mr. Hibbs, Mr. O’Brien and Mr. Winslow. The target amounts in the table represent 80% of the total target bonus for Mr. Parsons, 60% of the total target bonus for Mr. Ness, Mr. Chadee, Mr. Hibbs and Mr. Winslow, and 50% of the total target bonus for Mr. O’Brien.

Forty percent of Mr. Parson’s total target bonus and 20% of the total target bonus of each other Named Executive Officer was based on 2009 earnings per share excluding after-tax net capital gains and losses, with the target payout level at $4.83 per share, 50% threshold payout level at $4.47 per share and 150% maximum payout level at $5.12 per share. Twenty percent of Mr. Parson’s, Mr. Ness’s and Mr. Winslow’s total target bonus, 15% of Mr. O’Brien’s total target bonus and 10% of the total target bonus of Mr. Chadee was based on 2009 revenues, excluding net capital gains and losses, with the target payout level based on a 2% increase over 2008 revenues, 50% threshold payout level based on a 0% increase and 150% maximum payout level based on a 4% increase. Twenty percent of the total target bonus for Mr. Ness, Mr. Chadee and Mr. Winslow, 15% of the total target bonus for Mr. O’Brien, and 10% of the total target bonus of Mr. Parsons was based on achievement of 2009 targets for combined operating expenses of the Company’s two business segments, with the target payout level based on achieving segment operating expenses no greater than $475.5 million, 50% threshold payout level based on achieving segment operating expenses that exceed the target by 1%, and 150% maximum payout level based on achieving operating expenses that were 1% below target levels. In order for Mr. Ness or Mr. Chadee to achieve higher than the target payout on the segment operating expense goal, the Company also needed to reduce enterprise headcount to 3,307 or less.

Twenty percent of Mr. Hibbs’ total target bonus was based on the income before income taxes of the Asset Management Segment with the target payout level based on the Asset Management Segment achieving income before income taxes of $32.4 million, 50% threshold payout level based on the Asset Management Segment achieving income before income taxes of $29.5 million and 150% maximum payout level based on achieving income before income taxes of $34.3 million. Twenty percent of Mr. Hibbs’ total target bonus was based on the operating expenses of the Asset Management Segment in 2009 with the target payout level based on limiting Asset Management’s operating expenses to $132.7 million, 50% threshold payout level based on Asset Management’s operating expenses at or less than $134.0 million and 150% maximum payout level achieved by limiting operating expenses at the Asset Management segment to no more than $131.4 million in 2009.

Another 10% of the target bonus for Mr. Parsons and Mr. Chadee was based on balance sheet management, which the Committee views as very important for long-term growth and financial flexibility, with the 50% threshold payout level based on achieving a capital adequacy ratio as calculated by Standard & Poor’s for Standard Insurance Company at December 31, 2008 of at least 150% and a double leverage ratio also as calculated by Standard & Poor’s for StanCorp Financial Group, Inc. at December 31, 2009 of no more than 130%, target payout level based on achieving the threshold level and either achieving a capital adequacy ratio of at least 170% or a double leverage ratio of no more than 125%, and the 150% maximum payout level based on achieving both a capital adequacy ratio of at least 170% and a double leverage ratio of no more than 125%.

(2)

All amounts reported in these columns represent performance-based awards under our 2002 Stock Incentive Plan payable based on our performance in 2011. Each participant’s performance-based award was granted in the form of an agreement to issue Common Stock (“Performance Shares”) to the participant in the future if continued employment and financial performance criteria are met.

On December 31, 2011, participants who are employed by us on that date will be entitled to receive Performance Shares as determined according to our financial performance for the year. Participants whose employment terminated prior to December 31, 2011 as a result of retirement, death or disability will be entitled to a pro-rata portion of the Performance Shares that are determined according to our financial performance for the year. The Organization & Compensation Committee established financial performance criteria for 2011 based on our earnings per share excluding after-tax net capital gains and losses (weighted at 50%), revenue excluding net capital gains and losses (weighted at 25%) and the Company’s expense differential, which is the Company’s Revenue Growth rate less the Company’s operating expenses growth rate (weighted at 25%). For each financial performance category, no vesting will occur unless there is at least minimal improvement in performance over 2008. For earnings per share excluding after-tax net capital gains, vesting at the target level will result from a 7% compounded annual increase from 2008 to 2011, and vesting for the maximum award will result from a 10% compounded annual increase. For revenues excluding net capital gains and losses, vesting at the target level will result from a 5% cumulative annual increase from 2008 to 2011 and vesting for the maximum award will result from a 7.5% compounded annual increase. For expense differential, vesting at the target level will result from a 2% compounded differential from 2008 to 2011, and vesting for the maximum award will result from a 3.5% compounded differential.

(3)

Upon Mr. Parson’s retirement, the amount of his estimated future payouts under equity incentive plan awards was reduced to 1/6 of the grant date totals, or 9,527 shares, 6,669 shares and 953 shares for maximum, target and threshold payouts, respectively. The reduction was due to Mr. Parsons being an employee for 1/6 of the 3-year performance cycle.

(4)	Amount reported in this column is a director stock grant that Mr. Parsons will receive for service as a non-employee director from July 1, 2009 to May 2, 2010.

(5)

All amounts reported in this column represent options granted under our 2002 Stock Incentive Plan. Options generally become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Vesting may be accelerated in certain circumstances as described below under “Potential Payments Upon Termination or Change in Control.” Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment. Mr. Parsons’ July 1, 2009 option vests on May 2, 2010. Mr. Parsons’ January 2, 2009 options terminated upon his retirement.

(6)

For performance-based awards, represents the value of the targeted number of Performance Shares issuable, based on the closing market price of the Company’s common stock on the grant date. For the director stock grant, represents the value of the shares granted based on the closing market price of the Company’s common stock on the first day of the service period. For option awards granted on January 2, 2009, represents the grant date fair value of options granted based on a value of $12.6386 per share calculated using the Black-Scholes option pricing model. For option awards granted on May 4, 2009, represents the grant date fair value of options granted based on a value of $9.8615 per share calculated using the Black-Scholes option pricing model. For option awards granted on July 1, 2009, represents the grant date fair value of options granted based on a value of $10.4316 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under FAS 123R. The assumptions made in determining these values are disclosed in Note 13 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.

(7)

Upon Mr. Parsons’s retirement, the target value of his performance share awards was reduced to 1/6 of the total reflected in the table or $176,182 due to his being an employee for 1/6 of the 3-year performance cycle.

Outstanding Equity Awards at December 31, 2009

	Option Awards					Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable (#)	Number of Shares Underlying Unexercised Options Unexercisable (#)		Options Exercise Price ($)	Options Expiration Date	Equity Incentive Plan Awards: Number of Unsecured Shares (#)		Equity Incentive Plan Awards: Market Value of Unsecured Shares ($)
Eric E. Parsons	8,000	—		26.31	2/11/2012	15,421	(13)	617,148
	40,000	—		27.25	5/13/2012	6,669	(14)(15)	266,893
	120,000	—		24.41	2/10/2013
	106,000	—		32.53	2/9/2014
	80,000	—		41.25	6/30/2014
	60,000	—		49.95	6/30/2014
	100,000	—		45.49	6/30/2014
	83,525	—		49.75	6/30/2014
	—	3,994	(1)	29.37	7/1/2019

Subtotal	597,525	3,994

J. Greg Ness	3,000	—		14.94	5/1/2010	7,679	(13)	307,314
	25,000	—		21.25	2/5/2011	7,969	(14)	318,919
	25,000	—		26.31	2/11/2012
	25,000	—		24.41	2/10/2013
	25,000	—		32.53	2/9/2014
	5,000	—		30.94	5/3/2014
	25,000	—		41.25	1/3/2015
	22,500	7,500	(2)	49.95	1/3/2016
	25,000	25,000	(4)	45.49	1/3/2017
	10,393	31,182	(5)	49.75	1/2/2018
	5,000	15,000	(7)	50.08	9/22/2018
	16,254	48,761	(8)	41.36	1/2/2019
	—	12,169	(9)	29.16	5/4/2019

Subtotal	212,147	139,612

Floyd F. Chadee	5,000	15,000	(6)	49.63	4/7/2018	3,325	(13)	133,067
	3,326	9,977	(8)	41.36	1/2/2019	11,414	(14)	456,788

Subtotal	8,326	24,977

Scott A. Hibbs	2,500	—		32.53	2/9/2014	3,390	(14)	135,668
	20,000	—		32.33	7/12/2014
	2,500	—		44.08	2/14/2015
	1,875	625	(2)	49.95	1/3/2016
	1,300	1,300	(4)	45.49	1/3/2017
	550	1,650	(5)	49.75	1/2/2018
	5,503	16,507	(8)	41.36	1/2/2019

Subtotal	34,228	20,082

David M. O’Brien	5,000	—		30.94	5/3/2014	2,303	(13)	92,166
	4,000	—		44.08	2/14/2015	1,992	(14)	79,720
	2,250	750	(2)	49.95	1/3/2016	9,200	(16)	368,184
	9,000	3,000	(3)	48.82	6/1/2016
	7,500	7,500	(4)	45.49	1/3/2017
	3,118	9,357	(5)	49.75	1/2/2018
	5,225	15,673	(8)	41.36	1/2/2019

Subtotal	36,093	36,280

Michael T. Winslow	15,000	—		41.25	1/3/2015	3,108	(13)(17)	124,382
	15,000	5,000	(2)	49.95	1/3/2016	2,684	(14)(17)	107,414
	10,000	10,000	(10)	45.49	1/3/2017
	4,206	12,619	(11)	49.75	1/2/2018
	7,039	21,115	(12)	41.36	1/2/2019

Subtotal	51,245	48,734

(1)	Vest 100% on May 2, 2010.
(2)	Vest 100% on January 3, 2010.
(3)	Vest 100% on June 1, 2010.
(4)	Vest 50% on January 3, 2010 and 50% on January 3, 2011.
(5)	Vest one-third on January 2, 2010, one-third January 2, 2011 and one-third on January 2, 2012.
(6)	Vest one-third on April 7, 2010, one-third on April 7, 2011 and one-third on April 7, 2012.
(7)	Vest one-third on September 22, 2010, one-third on September 22, 2011 and one-third on September 22, 2012.
(8)	Vest one-third December 31, 2010, one-third on December 31, 2011 and one-third on December 31, 2012.
(9)	Vest 25% on May 4, 2010, 25% on May 4, 2011, 25% on May 4, 2012, and 25% on May 4, 2013.
(10)	Vest 50% on January 3, 2010 and 50% is cancelled upon Mr. Winslow’s retirement on January 4, 2010.
(11)	Vest one-third on January 2, 2010 and two-thirds are cancelled upon Mr. Winslow’s retirement on January 4, 2010.
(12)	100% cancelled upon Mr. Winslow’s retirement on January 4, 2010.
(13)

Represents the target number of performance shares under the executive’s long-term performance-based award granted in 2008 to be earned based on performance in 2010 with vesting of earned shares to occur on December 31, 2010.

(14)

Represents the target number of performance shares under the executive’s long-term performance-based award granted in 2009 to be earned based on performance in 2011 with vesting of earned shares to occur on December 31, 2011.

(15)	Pro rated to 1/6 of the original target award of 40,011 shares based on Mr. Parson’s June 30, 2009 retirement date.
(16)

Represents the maximum number of performance shares under Mr. O’Brien’s five year performance-based award granted in 2008 to be earned based on completion of various information technology related projects to be completed by December 31, 2012 with vesting of earned shares to occur at the end of each year subject to completion of specific projects and the certification by the Chief Executive Officer.

(17)	These shares were forfeited on January 4, 2010 upon Mr. Winslow’s retirement.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Exercise ($)
Eric E. Parsons	—	—	20,278	(1)	595,965
J. Greg Ness	—	—	9,926	(2)	361,281
Floyd F. Chadee	—	—	—		—
Scott A. Hibbs	—	—	—		—
David M. O’Brien	—	—	2,789	(3)	83,278
Michael T. Winslow	27,500	292,538	3,078	(4)	96,230

(1)

Shares include 13,669 shares and cash performance units that vested on February 15, 2009 under performance-based awards for performance in 2008. It also includes 6,609 performance-based shares that vested on December 31, 2009 under performance-based awards for performance in 2009.

(2)

Shares include 4,000 tenure-based restricted shares that vested on January 1, 2009 and 2,620 shares and cash performance units that vested February 15, 2009 under performance-based awards for performance in 2008. It also includes 3,306 performance-based shares that vested on December 31, 2009 under performance-based awards for performance in 2009.

(3)

Shares include 1,797 shares and cash performance units that vested February 15, 2009 under performance-based awards for performance in 2008. It also includes 992 performance-based shares that vested on December 31, 2009 under performance-based awards for performance in 2009.

(4)

Shares include 1,709 shares and cash performance units that vested February 15, 2009 under performance-based awards for performance in 2008. It also includes 1,369 performance-based shares that vested on December 31, 2009 under performance-based awards for performance in 2009.

Pension Benefits at December 31, 2009

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments during last Fiscal Year ($)
Eric E. Parsons	61	Pension Plan SRP	19 19	621,436 3,445,776	19,000 —
J. Greg Ness	52	Pension Plan SRP	30 30	1,246,000 3,769,807	— —
Floyd F. Chadee	52	Pension Plan SRP	N/A N/A	— —	— —
Scott A. Hibbs	48	Pension Plan SRP	9 9	127,231 71,033	— —
David M. O’Brien	53	Pension Plan SRP	N/A N/A	— —	— —
Michael T. Winslow	55	Pension Plan SRP	8 8	169,935 281,182	— —

(1)

The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2009 of the pension benefits the Named Executive Officers would receive under the respective pension plans if their employment had terminated on that date and they elected to commence receiving benefits at the earliest age at which benefits were unreduced (age 65 for Mr. Parsons and Mr. Winslow, and age 56 for Mr. Ness, and age 64 for Mr. Hibbs). The actuarial present value was calculated using a discount rate of 5.75%, the 1994 Group Annuity mortality table and a simple annual cost-of-living adjustment of 3%, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet at December 31, 2009. For Mr. Parsons, this calculation assumes that he had not retired prior to December 31,2009 and had not elected to receive early retirement benefits.

The Standard Retirement Plan for Home Office Personnel (the “Pension Plan”) is our qualified pension plan. Our Supplemental Retirement Plan for the Senior Management Group (the “SRP”) is a nonqualified pension program intended to augment the participating executives’ benefits under the Pension Plan, which are reduced pursuant to limitations imposed by the Internal Revenue Code.

Pension Plan

In general, all of our employees who were employed on or before January 1, 2003 and who were at least 20 years old on that date are eligible for participation in the Pension Plan. Mr. Chadee and Mr. O’Brien were hired after 2003 and are therefore not eligible under the Pension Plan. A participant’s benefits become 100% vested after five years of service. Final average earnings for purposes of calculating benefits consists of the participant’s highest average compensation for any 60 consecutive months in the last 120 months of employment, with compensation for this purpose generally consisting of salary and bonus excluding any amounts deferred under our nonqualified deferred compensation plan. However, the Internal Revenue Code limits the amount of compensation considered for purposes of calculating benefits under the Pension Plan. For 2009, compensation was limited to $245,000.

A normal retirement benefit is payable upon retirement at age 65 and is equal to the sum of (a) the participant’s years of service (up to 35) multiplied by 1.15% of the participant’s final average earnings, plus (b) the participant’s years of service (up to 35) accrued as of December 31, 2002 multiplied by 0.45% of the excess of the participant’s final average earnings over $833.33, plus (c) the participant’s years of service accrued after December 31, 2002 (not to exceed 35 minus the years of service accrued as of December 31, 2002) multiplied by 0.45% of the excess of the participant’s final average earnings over one-twelfth of an amount referred to as the Social Security covered compensation, which generally consists of the average Social Security maximum taxable wage base over the 35 years preceding the participant’s Social Security normal retirement age.

The portion of the normal retirement benefit that was accrued prior to May 30, 2003 will, commencing upon retirement, be subject to annual cost-of-living adjustments based on changes in the Consumer Price Index for all U.S. Urban Consumers, not to exceed a total of 3% times the number of years elapsed since retirement.

Unreduced early retirement benefits are available to any employee when the sum of his or her age plus years of service is over 90. A reduced early retirement benefit is available to any employee who is not eligible for unreduced benefits and who is either (a) over age 60 with at least 10 years of service, or (b) over age 55 and the sum of his or her age plus years of service is over 80. Mr. Parsons retired on June 30, 2009 and elected to receive a reduced early retirement benefit under the Pension Plan. As of December 31, 2009, no other Named Executive Officer was eligible for a reduced early retirement benefit under the Pension Plan.

The basic benefit form for retirement benefits is a monthly annuity for life. The participant may choose among different benefit forms that are the actuarial equivalent of the basic benefit.

Supplemental Retirement Plan (the SRP)

All Executive Officers (excluding Mr. Chadee and Mr. O’Brien) are eligible to participate in the SRP. Benefits under the SRP are equal to (a) the benefits that would be calculated under the Pension Plan if benefits were not limited by the Internal Revenue Code and compensation taken into account when determining final average earnings was not limited by the Internal Revenue Code and did not exclude amounts deferred under our nonqualified deferred compensation plan, minus (b) the actual benefits calculated under the Pension Plan. SRP benefits are otherwise determined under the same terms as benefits under the Pension Plan, except that prior to December 31, 2008, current participants were required to make an election regarding the timing for commencement of SRP benefit payments following termination of employment, and now have limited rights to change those elections.

Disability Benefits under Pension Plan and SRP

If the employment of a participant terminates as a result of disability, the participant will continue to be credited with years of service while disabled, and will be deemed to have continued to receive compensation at the rate in effect at the time of termination. If the Named Executive Officers had terminated employment on December 31, 2009 as a result of disability and then elected to commence receiving benefits at the earliest age at which benefits were unreduced, the Present Value of Accumulated Benefits for each of them as reflected in the Pension Benefits table above would be higher by the following amounts: Mr. Parsons, Pension Plan —$0, SRP—$0; Mr. Ness, Pension Plan—$0, SRP—$0; Mr. Hibbs, Pension Plan—$131,807, SRP—$269,572; and Mr. Winslow, Pension Plan—$103,028, SRP—$0.

Early Retirement Benefits under Pension Plan and SRP

If a participant is eligible and elects to take early retirement prior to the participant’s normal retirement date or unreduced early retirement date, the participant’s benefit payable at early retirement will be reduced by 5%-6% for each year by which commencement of benefits precedes the earlier of the participant’s normal or unreduced early retirement date. These plan factors are more favorable to the participant than a true actuarial reduction. Mr. Parsons retired on June 30, 2009 and elected to receive early retirement benefits; accordingly, the present value of his early retirement benefit as of December 31, 2009 has been enhanced by the following amounts as compared to the amount disclosed in the “Pension Benefits” table above: Pension Plan—$57,400, SRP—$305,785.

Nonqualified Deferred Compensation in 2009

Name	Executive contributions in 2009(1) ($)	Company contributions in 2009(1),(2) ($)	Aggregate earnings in 2009 ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at 12/31/2009(3) ($)
Eric E. Parsons	29,373	48,058	157,089	—	1,611,966
J. Greg Ness	25,362	21,577	38,314	—	334,880
Floyd F. Chadee	8,289	16,577	3,184	—	36,465
Scott A. Hibbs	—	—	17,502	—	71,540
David M. O’Brien	28,956	13,570	28,364	—	111,260
Michael T. Winslow	16,924	12,812	66,679	—	303,798

(1)

Amounts disclosed in the “Executive contributions” column are also included in the “Salary” column of the Summary Compensation Table. Amounts disclosed in the “Company contributions” column are also reported in the “All other compensation” column of the Summary Compensation Table.

(2)	Company contributions for nonqualified deferred compensation are made in the year following the executive contributions.
(3)

Amounts reported in the “Aggregate balance” column that have been reported as compensation in the Summary Compensation Table in this proxy statement or in prior year proxy statements are as follows: Mr. Parsons, $840,223; Mr. Chadee $33,154; Mr. Ness, $309,374; Mr. Hibbs, $0: Mr. O’Brien, $ 42,526; and Mr. Winslow, $290,034.

The Named Executive Officers all participate in our Deferred Compensation Plan for Senior Officers (the “DCP”). Participants in the DCP may elect in advance to defer from 2% to 50% of their total salary and STIP bonus earned each year. We make matching contributions following each year equal to the lesser of (a) 100% of the participant’s salary and STIP bonus deferred for the year, or (b) 4% of the participant’s total salary and STIP bonus for the year in excess of the limit under §401(a)(17) of the Internal Revenue Code (which limit was $245,000 for 2009). For DCP participants who were hired after January 1, 2003 and therefore are not eligible to participate in the Pension Plan and SRP, we make supplemental contributions following each year equal to a percentage of the participant’s total salary and STIP bonus for the year in excess of the limit under §401(a)(17) of the Internal Revenue Code. The supplemental contribution percentage is initially 2%, and increases to 3% after five years of service, 4% after 10 years of service, 5% after 15 years of service and 6% after 20 years of service. Mr. Chadee and Mr. O’Brien are the only Named Executive Officers who receive supplemental contributions.

Elective and matching contributions are credited to participants’ accounts under the DCP and are fully vested at all times. Accounts are adjusted daily by the rate of return on investment options selected by the participants. The investment options available under the DCP in 2009 consisted of 17 mutual funds with a variety of investment objectives generally consistent with the investment choices available to participants in our 401(k) plan. The investment options had annual returns in 2009 ranging from 5.2% to 45.2%. Participants may reallocate their accounts among the various investment options at any time. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions generally commence in the later of the seventh month following termination of employment or January of the year following termination of employment, and may be made in a lump sum or in annual installments over five or ten years. A participant may request an early distribution from his or her account as needed to meet an unforeseeable emergency. Amounts credited to participant’s accounts that were earned and vested prior to January 1, 2005, together with investment returns thereon, may be withdrawn in a single lump sum at any time subject to forfeiture of 10 percent of the available account balance. Upon termination of employment, these pre-2005 grandfathered amounts are distributable commencing in January of the year following termination without any further delay to the seventh month following termination.

Potential Payments upon Termination or Change in Control

Change in Control Compensation

We have agreed to provide certain benefits to the Named Executive Officers upon a “change in control” of StanCorp, although benefits are only payable if the Named Executive Officer’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change in control. In our agreements, “change in control” is generally defined to include:

•	The acquisition by any person of 30% or more of our outstanding Common Stock.

•	The nomination (and subsequent election) in a 12 month period of a majority of our directors by persons other than the incumbent directors.

•	Shareholder approval of a sale of all or substantially all of our assets, or an acquisition of StanCorp through a merger or consolidation.

•	Any other event determined by our Board to be a change in control.

In our agreements, “cause” generally includes continued neglect or willful failure to substantially perform reasonably assigned duties after notice, gross negligence or willful misconduct that is or may be harmful to us, dishonesty in the performance of duties, or conviction of fraud, theft or any other felony, and “good reason” generally includes a material reduction in duties, a reduction in compensation or benefits, or a relocation of the Named Executive Officer’s principal place of employment by more than 50 miles.

The following table shows the estimated change in control benefits that would have been payable to the Named Executive Officers if a change in control had occurred on December 31, 2009 and each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1)	Insurance Continuation(2)	Stock Option Acceleration and Extension(3)	Performance- Based Equity Acceleration(4)	Tax Gross-up Payments(5)	Total
J. Greg Ness	$2,493,750	$23,137	$1,006,401	$311,180	$—	$3,834,468
Floyd F. Chadee	2,070,000	10,200	119,775	240,967	963,983	3,404,925
Scott A. Hibbs	1,488,000	16,271	171,999	45,224	718,278	2,439,772
David M. O’Brien	1,368,000	15,927	242,732	216,083	773,973	2,616,715
Michael T. Winslow	1,680,000	23,779	341,653	169,604	—	2,215,036

(1)

Cash Severance Benefit. Each Named Executive Officer has entered into a change of control agreement with us providing for, among other things, cash severance benefits payable by us if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance payment for each Named Executive Officer is equal to three times the sum of base salary plus target bonus. For Mr. Ness and Mr. Winslow, the cash severance bonus will not exceed the sum of base salary and target bonus for 2006. The benefit for Mr. Chadee will not exceed his base salary and target bonus for 2008. The benefit for Mr. Hibbs and Mr. O’Brien will not exceed $1,500,000. These amounts are payable within 30 days after termination.

(2)

Insurance Continuation. If cash severance benefits are triggered, all severance agreements for Named Executive Officers also provide for continuation of health and life insurance benefits paid by us for up to 18 months following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 18 months of health and life insurance benefit payments at the rates paid by us for each officer as of December 31, 2009.

(3)

Stock Option Acceleration and Extension. If cash severance benefits are triggered, all severance agreements for Named Executive Officers also provide that all of the officer’s outstanding unexercisable options will immediately become exercisable and that the standard 90-day period for exercising options following termination of employment will be extended to one year following termination, but not beyond each option’s original 10-year term. Information regarding outstanding exercisable and unexercisable options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. Amounts in the table above represent the sum of (i) for each Named Executive Officer’s outstanding unexercisable options, the aggregate value as of December 31, 2009 of those options assuming a one-year remaining term and otherwise calculated using the Black-Scholes option pricing model with the same assumptions as those used for valuing our options under FAS 123R, plus (ii) for each Named Executive Officer’s outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 90 days to one year, with the option values as of December 31, 2009 for the 90-day and one-year remaining terms calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under FAS 123R.

(4)

Performance-Based Equity Acceleration. As described above in footnote 2 to the Grants of Plan-Based Awards table, we granted performance-based awards to certain of the Named Executive Officers in February 2009, under which shares of Common Stock will be issued based on our performance in 2011. Similar awards were granted in February 2008 under which shares will be issued based on our performance in 2010. The award agreements provide that upon a change in control the number of shares to be issued shall equal a pro rata portion of the target number of shares based on the portion of the three-year performance cycle completed prior to the change in control. Accordingly, for the awards granted in 2008, two-thirds of the target number of shares would have been issued if a change in control had occurred on December 31, 2009 and for the awards granted in 2009, one-third of the target number would have been issued. The payment of performance-based awards occurs whether or not the officer’s employment is terminated in connection with the change in control. The amounts in the table above represent the value of performance-based awards that would have paid out on a change in control based on a stock price of $40.02 per share which was the closing price of our Common Stock on the last trading day of 2009.

(5)

Tax Gross-up Payment. If any payments to a Named Executive Officer in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, we are required under the change of control agreements to make a tax gross-up payment to the officer sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments. However, if the total value of payments to an officer in connection with a change in control are no more than 115% of the maximum value that could be paid without triggering the excise tax, the agreements provide that the payments will be reduced to that maximum value thereby avoiding the need for tax gross-up payments.

Other Benefits Triggered on Certain Employment Terminations

As of December 31, 2009, each Named Executive Officer held options to purchase Common Stock as listed in the Outstanding Equity Awards table above. Under the terms of their stock option agreements for options issued in 2008 or earlier, upon the death, disability or retirement of the officer, unexercisable options become fully exercisable and the standard 90-day period for exercising options following termination of employment is extended to five years (2 years for the option granted to Mr. Ness in September 2008), but not beyond each option’s original 10-year term. For options granted after 2008, vesting accelerates only upon death or disability (not retirement) and the optionee has a maximum remaining term of two years following termination of employment in which to exercise. If death or disability of a Named Executive Officer had occurred on December 31, 2009, the sum of (i) for outstanding unexercisable options, the aggregate value as of December 31, 2009 of those options, assuming a five-year or two-year remaining term, as applicable, and otherwise calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under FAS 123R, plus (ii) for outstanding exercisable options, the increase in value of those options resulting from the extension of the post-termination exercise period from 90 days to five years or two years, as applicable, with the option values as of December 31, 2009 for 90-day, two-year and five-year remaining terms calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under FAS 123R, for each of the following Named Executive Officers was: Mr. Ness, $2,239,440; Mr. Chadee, $269,709 Mr. Hibbs, $365,828; Mr. O’Brien, $584,765; and Mr. Winslow, $830,098. None of those Named Executive Officers was eligible for retirement (as defined in the option agreements) as of December 31, 2009.

As described above in footnote 2 to the Grants of Plan-Based Awards table, we granted performance-based awards to the Named Executive Officers in February 2009 under which shares of Common Stock will be issued based on our performance in 2011. Similar awards were granted in February 2008 under which shares will be issued based on our performance in 2010. The award agreements generally require the officer to be employed by us on the last day of the performance year to receive an award payout. However, if an officer’s employment earlier terminates as a result of death, disability or retirement, the former officer will be entitled to a full award payout for performance shares grants made in 2008 and to a pro-rated payout based on the portion of the performance period elapsed prior to employment termination for performance share grants in 2009 and thereafter. Accordingly, if any Named Executive Officer had terminated employment on December 31, 2009 as a result of death, disability or retirement, he would have received payouts based on 2010 and 2011 performance after the end of those years based on our actual performance against the performance goals, with the payout based on 2011 performance calculated using one-third of the target number of the performance shares. Assuming achievement of target performance levels in 2010 and 2011, the estimated total value of the two award payouts, based on a stock price of $40.02 per share, for each Named Executive Officer would be: Mr. Ness, $413,607; Mr. Chadee, $285,343; Mr. Hibbs, $45,224; Mr. O’Brien, $118,742 and Mr. Winslow, $160,184.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Directors and Executive Officers to file reports of holdings and transactions in StanCorp Common Stock with the Securities and Exchange Commission. Based on our records and other information, we believe that all filing requirements applicable to our directors, the CEO and Executive Officers were met in 2009.

Directions to the Annual Meeting

The Annual Meeting will be held at the Hilton Portland Executive Tower, 545 SW Taylor Street, Portland, Oregon. From the Airport—take I-205 South and exit onto I-84 West. At the end of I-84 West you will reach a junction of I-5 North and South. Go south toward Salem (to your left). Immediately follow the City Center signs, which will take you across the Morrison Bridge. Head straight through the traffic light near the end of the bridge onto SW Washington Street. Take Washington 1 block and then turn left onto 3rd Avenue. Take 3rd Avenue 4 blocks and then turn right onto SW Taylor Street. Take Taylor 1 block; the main building front doors are on the right hand side of Taylor Street.

From the North (Seattle) Southbound on I-5

Take exit 300B off of I-5 Southbound. After exiting, follow the City Center signs which will take you across the Morrison Bridge. Head straight through the traffic light near the end of the bridge onto SW Washington Street. Take Washington 1 block and then turn left onto 3rd Avenue. Take 3rd Avenue 4 blocks and then turn right onto SW Taylor St. Take Taylor 1 block; the main building front doors are on the right hand side of Taylor Street.

IV.    SHAREHOLDER NOMINATIONS AND PROPOSALS FOR 2011

In addition to the procedures set forth in the Corporate Governance section of this Proxy Statement whereby interested parties may propose director candidates for consideration by the Nominating & Corporate Governance Committee, the Company’s Bylaws provide a formalized process for the nomination of a director candidate at an annual meeting of shareholders. Shareholders who wish to do so must submit notice in writing between February 16, 2011 and March 13, 2011 addressed to Corporate Secretary, P12B, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207. The notice should include the following information about each nominee whom the shareholder proposes to nominate for election or re-election as director:

•	The name, age, business and residence addresses of the nominee.

•	The principal occupation or employment of the nominee.

•	The number of shares of Common Stock beneficially owned by the nominee.

•	Any other information concerning the nominee that would be required to appear in a proxy statement for the election of such nominee under the rules of the SEC.

The nominating shareholder giving notice must also provide his or her name and record address and the number of shares of Common Stock owned by the shareholder.

Under our Bylaws, shareholders who wish to present proposals for action at an annual meeting must give timely notice of the proposed business to our Corporate Secretary. To be timely, a shareholder’s notice must be received by Corporate Secretary, StanCorp Financial Group, Inc., PO Box 711, Portland, OR 97207, not less than 50 days nor more than 75 days prior to that year’s annual meeting. Our 2011 annual meeting is scheduled to be held on May 2, 2011. Therefore, a notice, to be timely, must be received by us between February 16, 2011 and March 13, 2011. If received after that date, the proposal, when and if raised at the 2011 annual meeting, will be subject to the discretionary vote of the proxy holder as described earlier in this material.

Please note that these rules govern raising proposals at the annual meeting. In order for a shareholder’s proposal to be considered for inclusion in our 2011 Proxy Statement, under SEC rules, we must have received the proposal by November 23, 2010. In order to make a proposal, the shareholder must provide us with a brief description of the matter to be brought before the meeting and the reasons for the proposal. In addition, the shareholder must provide his or her name and address of record, the number of shares of Common Stock that the shareholder owns, and any interest that the shareholder may have in the proposal.

Holley Y. Franklin Corporate Secretary

March 23, 2010

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Important Notice Regarding the Internet Availability of Proxy Materials for the StanCorp Financial Group, Inc. 2010 Shareholder Meeting to be held on May 3, 2010: The 2010 Proxy Statement and the 2009 Form 10-K are available at: http://www.proxyvoting.com/sfg

StanCorp

Financial GroupSM

INTERNET http://www.proxyvoting.com/sfg

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Fulfillment 69343 69348

FOLD AND DETACH HERE

This proxy, when properly executed, will be voted in the manner directed. In the absence of specific instructions, proxies will be voted FOR Items 1, 2 & 3. This proxy will be voted in the discretion of the proxies as to any other matter that may properly come before the Annual Meeting of Shareholders.

The Board of Directors recommends a vote FOR Items 1, 2 & 3.

Please mark your votes as indicated in this example X

FOR WITHHOLD *EXCEPTIONS

Item1. ELECTION OF DIRECTORS ALL FOR ALL

Class II Nominees:

01 Duane C McDougall

02 George J Puentes

03 E Kay Stepp

04 Michael G Thorne

Class III Nominee:

05 J Greg Ness

Item 2. PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 3. PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION OF THE COMPANY TO PROVIDE FOR MAJORITY VOTING

IN UNCONTESTED ELECTIONS OF DIRECTORS

FOR AGAINST ABSTAIN

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your StanCorp Financial Group, Inc. account online.

Access your StanCorp Financial Group, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for StanCorp Financial Group, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status • View payment history for dividends

• View certificate history • Make address changes

• View book-entry information • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-303-3963

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern time the day prior to the shareholder meeting date.

FOLD AND DETACH HERE

StanCorp

Financial GroupSM

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

STANCORP FINANCIAL GROUP, INC.

The undersigned hereby appoints J. Greg Ness and Holley Y. Franklin as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of StanCorp Financial Group, Inc. (“Company”) held in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 3, 2010 or any adjournment thereof. If this card is returned signed but without a clear voting designation, the proxies will vote in accordance with the Board of Directors recommendations.

401(k) Plan and Employee Share Purchase Plan Participants. If the undersigned is a participant in the Company’s 401(k) Plan and has an account in the Company Stock Fund under the Plan, the Trustees holding the assets of the Plan have agreed to vote the number of full and fractional shares equal to the undersigned’s pro-rata share of the Company stock held in the Company Stock Fund on the record date in accordance with the instructions of the undersigned. If the undersigned is a participant in the Company’s 1999 Employee Share Purchase Plan and holds shares in his or her account that were purchased under that Plan after June 13, 2008, the Custodian under that Plan has agreed to vote those shares in accordance with the instructions of the undersigned. The undersigned hereby directs the Trustees and/or Custodian to vote all such shares as indicated on the reverse side of this card. If the card is signed and returned without specific instructions for voting, the shares will be voted by the Trustees and/or Custodian in accordance with the recommendations of the Board of Directors.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

Fulfillment 69343 69348